UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PBF Energy Inc.

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PBF ENERGY INC.

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors has determined that the 2014 Annual Meeting of Stockholders of PBF Energy Inc. will be held on Wednesday, May 21, 2014, at 10:00 a.m., Eastern Time, at Governor Morris Inn, 2 Whippany Rd, Morristown, NJ 07960 for the following purposes:

1.	the election of directors;
2.	the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as independent auditor; and
3.	the transaction of any other business properly brought before the meeting or any adjournment or postponement thereof.

The Company’s 2013 Annual Report, which is not part of the proxy soliciting material, is enclosed. These materials are being delivered to stockholders on or about April 4, 2014.

You may revoke a proxy at any time prior to its exercise by giving written notice to that effect to the Secretary or by submission of a later-dated proxy or subsequent Internet or telephonic proxy. If you attend the meeting, you may revoke any proxy previously granted and vote in person.

By order of the Board of Directors,

Jeffrey Dill
Senior Vice President, General Counsel and Secretary

PBF Energy Inc.

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

April 1, 2014

PBF ENERGY INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Our Board of Directors (the “Board”) is soliciting proxies to be voted at the Annual Meeting of Stockholders on May 21, 2014 (the “Annual Meeting”). The accompanying notice describes the time, place, and purposes of the Annual Meeting. Action may be taken at the Annual Meeting or on any date to which the meeting may be adjourned. Unless otherwise indicated the terms “PBF,” “the Company,” “we,” “our,” and “us” are used in this Notice of Annual Meeting and Proxy Statement to refer to PBF Energy Inc., to one or more of our consolidated subsidiaries, or to all of them taken as a whole.

In lieu of this proxy statement and the accompanying notice, we are mailing a Notice of Internet Availability of Proxy Materials (“Internet Availability Notice”) to certain stockholders on or about April 4, 2014. On this date, stockholders will be able to access all of our proxy materials on the website referenced in the Notice.

Record Date, Shares Outstanding, Quorum

Holders of record of our Class A Common Stock, par value $0.001 per share (“Class A Common Stock”) and Class B Common Stock, par value $0.001 per share (“Class B Common Stock”) are entitled to vote as a single class on the matters presented at the Annual Meeting. At the close of business on March 25, 2014 (the “record date”), 54,665,473 shares of Class A Common Stock were issued and outstanding and entitled to one vote per share and the holders of the Class A Common Stock have 56.4% of the voting power. On the record date, 41 shares of Class B Common Stock were issued and outstanding and each share of Class B Common Stock entitled the holder to one vote for each Series A limited liability company membership interest (“PBF LLC Series A Units”) of our subsidiary, PBF Energy Company LLC (“PBF LLC”), held by such holder as of the record date. On the record date, Class B Common Stock holders collectively held 42,201,674 PBF LLC Series A Units, which entitled them to an equivalent number of votes, representing approximately 43.6% of the combined voting interests of the Class A and Class B Common Stock. See “PBF’s Corporate Structure and Certain Governance Matters” below for more information.

Stockholders representing a majority of voting power, present in person or represented by properly executed proxy, will constitute a quorum. Abstentions and broker non-votes count as being present or represented for purposes of determining the quorum.

Attending the Annual Meeting

In order to enter the Annual Meeting you will need to provide proof of ownership of PBF stock. If your shares are held in the name of a broker, bank or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of PBF stock, such as a bank or brokerage account statement, to be admitted to the Meeting. Shareholders also must present a form of personal photo identification in order to be admitted to the Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name directly with the Company or with PBF’s transfer agent, American Stock Transfer & Trust Company, LLC, you are the “stockholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been provided directly to you by PBF.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and the Internet Availability Notice has been forwarded to you by your broker, bank or other holder of record.

As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Voting by Mail, Telephone or Internet or in Person at the Meeting

You may vote using any of the following methods:

By mail

Complete, sign and date the proxy or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors. Mailed proxies must be received no later than the close of business on May 20, 2014 in order to be voted at the Annual Meeting. We urge you to use the other means of voting if there is a possibility your mailed proxy will not be timely received.

By telephone or on the Internet

We have established telephone and Internet voting procedures for stockholders of record. These procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.voteproxy.com for stockholders of record. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on May 20, 2014.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not have to return your proxy or voting instruction card.

In person at the Annual Meeting

If you attend the Annual Meeting and want to vote in person, we will give you a ballot at the meeting. If your shares are registered in your name, you are considered the “stockholder of record” and you have the right to vote the shares in person at the Annual Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If, however, your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from the “stockholder of record” (e.g., your broker) authorizing you to vote the shares.

Revocability of Proxies

You may revoke your proxy at any time before it is voted at the Annual Meeting by (i) submitting a written revocation to PBF, (ii) returning a subsequently dated proxy to PBF, or (iii) attending the Annual Meeting requesting that your proxy be revoked and voting in person at the Annual Meeting. If instructions to the contrary are not provided, shares will be voted as indicated on the proxy card.

Abstentions

Abstentions are counted for purposes of determining whether a quorum is present. Abstentions are not counted in the calculation of the votes “cast” with respect to any of the matters submitted to a vote of stockholders. Directors will be elected by a plurality of the votes cast at the meeting.

Broker Non-Votes

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of the stock. If the broker does not receive specific instructions, in some cases the broker may vote the shares in the broker’s discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on the proposal. A broker non-vote is treated as “present” for purposes of determining a quorum, has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal, and has no effect when a majority of the voting power of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval.

The ratification of the appointment of Deloitte as our independent auditor (Proposal No. 2) is deemed to be a routine matter under NYSE rules. A broker or other nominee generally may vote uninstructed shares on routine matters, and therefore no broker non-votes are expected to occur with Proposal No. 2. Proposal 1 is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore an undetermined number of broker non-votes is expected to occur on this proposal. These broker non-votes will not have any impact on the outcomes for this proposal as it requires the approval of a majority of the votes cast.

Solicitation of Proxies

PBF pays for the cost of soliciting proxies and the Annual Meeting. In addition to solicitation by mail, proxies may be solicited by personal interview, telephone, and similar means by directors, officers, or employees of PBF, none of whom will be specially compensated for such activities. PBF also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay such brokers, banks, and other nominees certain expenses incurred by them for such activities.

PBF’S CORPORATE STRUCTURE AND CERTAIN GOVERNANCE MATTERS

Formed in 2011, PBF Energy Inc. is a holding company and our sole asset is our equity interest in PBF LLC, a holding company for the companies that directly or indirectly own and operate our business. We operate and control all of the business and affairs and consolidate the financial results of PBF LLC and its subsidiaries. In December 2012, we completed an initial public offering (“IPO”) of our Class A Common Stock, which is listed on the NYSE. We have another class of common stock, Class B Common Stock, which has no economic rights but entitles the holder, without regard to the number of shares of Class B Common Stock held, to a number of votes on matters presented to our stockholders that is equal to the aggregate number of PBF LLC Series A Units held by such holder. The Class A Common Stock and the Class B Common Stock are referred to as “common stock.” We were initially sponsored and controlled by funds affiliated with The Blackstone Group L.P., or Blackstone, and First Reserve Management, L.P., or First Reserve (collectively referred to as “our sponsors”). See “Certain Relationships and Related Party Transactions—Our Historical Relationship with Blackstone and First Reserve.” Effective January 10, 2014, as a result of a secondary offering by the sponsors (the “January Secondary Offering”), we ceased to qualify as a “controlled company” under the NYSE corporate governance rules and we now comply with all applicable NYSE rules.

As of the March 25, 2014 record date, Blackstone and First Reserve collectively owned 36,804,653 PBF LLC Series A Units, and our executive officers and directors and certain employees and their affiliates beneficially owned the remaining outstanding PBF LLC Series A Units (we refer to all of the holders of the PBF LLC Series A Units as “pre-IPO owners” of PBF LLC). Each of the pre-IPO owners of PBF LLC holds one share of Class B Common Stock entitling the holder to one vote for each PBF LLC Series A Unit. Following the record date, First Reserve exchanged 15,000,000 PBF LLC Series A Units for an equivalent number of shares of Class A Common Stock and closed a registered secondary offering for the sale of those shares (the “March Secondary Offering”).

Pursuant to a stockholders’ agreement with us, Blackstone and First Reserve had certain rights to designate directors for nomination to our Board of Directors subject to continued ownership of specified levels of the voting power of our capital stock. With an ownership of more than 15% but less than 25% of the voting power of all shares of our capital stock entitled to vote generally in the election of directors (“voting power”), Blackstone currently has the right to designate two directors for nomination to our Board of Directors, and will continue to have the right to designate at least one director for nomination so long as it owns at least 7.5% of our voting power. Blackstone has the right to cause us to remove, with or without cause, any director designated by it and to replace such removed director. Blackstone also has the right, subject to the equity ownership requirements, to replace any director designated by them who dies, becomes disabled, retires, resigns or is otherwise removed. We have agreed to use our best efforts to cause any designated replacements to be elected to the Board. As a result of the March Secondary Offering, First Reserve no longer has the right under the stockholder’s agreement to designate any directors for nomination to our Board of Directors. First Reserve has agreed to vote its shares in favor of Blackstone’s nominees to our Board of Directors and to otherwise take actions to maintain board structure consistent with the stockholders’ agreement. In addition, in the event that a director designated by Blackstone serves simultaneously on the board of directors (or similar governing body) of any other company engaged in the crude oil refining business in North America, unless our Board otherwise requests or the designee resigns from the board of directors of such competitor, such designee shall resign from our Board or otherwise be removed. See “Information Regarding the Board of Directors,” “Selection of Director Nominees,” “Security Ownership of Management and Directors,” “Beneficial Ownership of Securities,” and “Certain Relationships and Related Party Transactions—Our Historical Relationship with Blackstone and First Reserve”, —“Stockholders’ Agreement”, —“PBF LLC Amended and Restated Limited Liability Company Agreement” and —“Exchange Agreement.”

Certain of our officers and a former officer hold interests in PBF LLC, which are profits interests (which we refer to as the “PBF LLC Series B Units”) and certain of our pre-IPO owners and other employees hold options and warrants to purchase PBF LLC Series A Units as well as options to purchase Class A Common Stock. As described under “Certain Relationships and Related Party Transactions —Summary of PBF LLC Series B Units,” holders of PBF LLC Series B Units, including certain officers of the Company, are entitled, in varying degrees on a scale of 0% to 10%, to share in all distributions and proceeds (other than return of amounts invested) to Blackstone and First Reserve related to PBF LLC Series A Units owned by Blackstone and First Reserve.

INFORMATION REGARDING THE BOARD OF DIRECTORS

PBF’s business is managed under the direction of our Board. Our Board currently has eight members, two of whom, Martin J. Brand and David I. Foley, were designated for nomination by Blackstone, one of whom is our Executive Chairman, Thomas D. O’Malley, and five of whom, Spencer Abraham, Jefferson F. Allen, Wayne A. Budd, Dennis M. Houston and Edward F. Kosnik, were nominated by the other directors then in office. Following the March Secondary Offering, Timothy H. Day and Neil A. Wizel, each of whom was designated by First Reserve in 2013, resigned from the Board of Directors effective as of March 31, 2014. The Board presently has one member from our management, Thomas D. O’Malley (our Executive Chairman of the Board), and seven non-management directors.

Our Board conducts its business through meetings of its members and its committees. During 2013, our Board held eight (8) meetings and each member of the Board participated in at least 75% of the meetings. With the exception of Mr. Brand, all of the directors then in office attended the annual meeting of stockholders in 2013. All Board members are expected to attend the 2014 Annual Meeting.

The Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are composed entirely of directors who meet the independence requirements of the NYSE listing standards. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members set forth in regulations of the Securities and Exchange Commission, or the SEC.

INDEPENDENCE DETERMINATIONS

Under the NYSE’s listing standards, no director qualifies as independent unless the Board affirmatively determines that he or she has no material relationship with PBF. Based upon information requested from and provided by our directors concerning their background, employment, and affiliations, including commercial, banking, consulting, legal, accounting, charitable, and familial relationships, the Board has determined that, other than being a director and/or stockholder of PBF, each of the independent directors named below has either no relationship with PBF, either directly or as a partner, stockholder, or officer of an organization that has a relationship with PBF, or has only immaterial relationships with PBF, and is independent under the NYSE’s listing standards.

In accordance with NYSE listing standards, the Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations regarding its directors. These standards are published in Article I of our Corporate Governance Guidelines and are available on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investor Relations” section. Under NYSE’s listing standards, immaterial relationships that fall within the guidelines are not required to be disclosed in this Proxy Statement. An immaterial relationship falls within the guidelines if it:

•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

•	consists of charitable contributions by PBF to an organization in which a director is an executive officer and does not exceed the greater of $1 million or 2 percent of the organization’s gross revenue in any of the last three years;

•	consists of charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director, or trustee pursuant to a matching gift program of PBF and made on terms applicable to employees and directors; or is in amounts that do not exceed $1 million per year; and

•	is not required to be, and it is not otherwise, disclosed in this proxy statement.

The Board has determined that all of the 2014 non-management director nominees meet the independence requirements of the NYSE listing standards as set forth in the NYSE Listed Company Manual: Spencer Abraham, Jefferson F. Allen, Martin J. Brand, Wayne A. Budd, David I. Foley, Dennis M. Houston and Edward F. Kosnik. In 2013, the independent directors were Spencer Abraham, Jefferson F. Allen, Martin J. Brand, Timothy H. Day, David I. Foley, Dennis M. Houston, Edward F. Kosnik and Neil A. Wizel.

COMMITTEES OF THE BOARD

PBF had these standing committees of the Board in 2013.

•	Audit Committee;

•	Compensation Committee; and

•	Nominating and Corporate Governance Committee.

Committee charters are available on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investor Relations” section.

Audit Committee

The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity, and performance of our internal and external accountants and auditors, the adequacy of our financial controls, and the reliability of financial information reported to the public. Effective February 2013, the members of the Audit Committee were Jefferson F. Allen (Chairman), Dennis M. Houston and Edward F. Kosnik. Until February 19, 2013, Messrs. Brand and Wizel were members of the Audit Committee. Jefferson F. Allen was determined by the Board to be an “Audit Committee financial expert” (as defined by the SEC) and “independent” as independence for Audit Committee members is defined in the NYSE Listing Standards. For further information regarding Mr. Allen’s experience, see “Proposal No. 1 Election of Directors – Information Concerning Nominees and Directors.” The Board has determined that while Mr. Allen is the Chairman, Mr. Kosnik also is an “Audit Committee financial expert” (as defined by the SEC) and “independent” as independence for Audit Committee members is defined in the NYSE Listing Standards. For further information regarding Mr. Kosnik’s experience, see “Proposal No. 1 Election of Directors – Information Concerning Nominees and Directors.” In addition, the Board has determined that Mr. Houston is independent and meets the requirements to be considered financially literate.

In 2013, the Audit Committee met six (6) times and each meeting was attended by all of the members. The “Report of the Audit Committee for Fiscal Year 2013” appears in this proxy statement following the disclosures related to Proposal No. 2.

Compensation Committee

The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies, and programs, including certain personnel policies and policy controls, management development, management succession, and benefit programs. The Compensation Committee also approves and administers our equity incentive compensation plan and cash incentive plan. The Compensation Committee’s duties are described more fully in the “Compensation Discussion and Analysis” section below.

During 2013, the members of the Compensation Committee were David I. Foley (Chairman), Spencer Abraham, Jefferson F. Allen and Timothy H. Day. In 2013, the Compensation Committee met four (4) times and the meetings were attended by all members with the exception of Mr. Day, who did not attend one meeting. The “Compensation Committee Report” for fiscal year 2013 appears in this proxy statement immediately preceding “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocking relationships. None of the members of the Compensation Committee has served as an officer or employee of PBF or had any relationship requiring disclosure by PBF under Item 404 of the SEC’s Regulation S-K, which addresses related person transactions.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee evaluates policies on the size and composition of the Board and criteria and procedures for director nominations, and considers and recommends candidates for election to the Board. The committee also evaluates, recommends, and monitors corporate governance guidelines, policies, and procedures, including our codes of business conduct and ethics. During 2013, the members of the Nominating and Corporate Governance Committee were Timothy H. Day (Chairman), Spencer Abraham and David I. Foley. The committee met three times in 2013 and the meetings were attended by all members.

The Nominating and Corporate Governance Committee recommended to the Board each presently serving director of PBF as nominees for election as directors at the Annual Meeting. The Committee also considered and recommended the appointment of a Lead Director (described to below under “Board Leadership Structure, Lead Director and Meetings of Non-Management Directors”) to preside at meetings of the independent directors without management, and recommended assignments for the Board’s committees. The full Board approved the recommendations of the Committee and adopted resolutions approving the slate of director nominees to stand for election at the Annual Meeting, the appointment of a Lead Director, and Board committee assignments.

SELECTION OF DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee solicits recommendations for Board candidates from a number of sources, including our directors, our officers and individuals personally known to the members of the Board. In addition, the Committee will consider candidates submitted by stockholders when submitted in accordance with the procedures described in this proxy statement under the caption “Miscellaneous – Stockholder Nominations and Proposals.” The Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. The level of consideration that the Committee will extend to a stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Committee. The foregoing, notwithstanding, pursuant to the stockholders’ agreement with us, Blackstone and First Reserve, our maximum number of directors is currently fixed at ten directors, and Blackstone, for so long as it maintains ownership of between 15% and 25% of our voting power, has the right to designate two directors for nomination to our Board of Directors and will continue to have the right to nominate at least one director so long as it owns at least 7.5% of the voting power of all shares of our capital stock entitled to vote generally in the election of directors. We have nominated certain director nominees as required by the stockholders’ agreement. See “Certain Relationships and Related Transactions—Stockholders’ Agreement.”

Evaluation of Director Candidates

The Nominating and Corporate Governance Committee is charged with assessing the skills and characteristics that candidates for election to the Board should possess and with determining the composition of the Board as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and expertise in the context of the needs of the Board.

In evaluating each candidate, the Committee may consider among other factors it may deem relevant:

•	whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company, its management or their affiliates; willingness to serve as, and willingness and ability to commit the time necessary for the performance of the duties of, a director of the Company;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;

•	whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company;

•	the contribution which the person can make to the Board and the Company, with consideration being given to the person’s business and professional experience, education and such other factors as the Committee may consider relevant;

•	the diversity in gender, ethnic background and professional experience of a candidate; and

•	the integrity, strength of character, independent mind, practical wisdom and mature judgment of the person.

Based on this initial evaluation, the Committee will determine whether to interview a proposed candidate and, if warranted, will recommend that one or more of its members, other members of the Board, or senior management, as appropriate, interview the candidate. After completing this process, the Committee ultimately determines its list of nominees and submits the list to the full Board for consideration and approval.

BOARD LEADERSHIP STRUCTURE, LEAD DIRECTOR AND MEETINGS OF NON-MANAGEMENT DIRECTORS

Although PBF’s Corporate Governance Guidelines do not establish this approach as a policy, our Board of Directors has determined that the most effective leadership structure at this time is to have a Chairman of the Board who is not also the CEO. The Board may modify this structure in the future to ensure that the Board leadership structure for the Company remains effective and advances the best interests of our stockholders.

In addition to separating the roles of Chairman of the Board and Chief Executive Officer, our Board appoints a “Lead Director” whose responsibilities include leading the meetings of our non-management directors outside the presence of management. David I. Foley is currently our Lead Director. The Lead Director acts as the chair of all non-management director meetings sessions and is responsible for coordinating the activities of the other outside directors, as required by our Corporate Governance Guidelines and the NYSE listing standards. The Lead Director, working with committee chairpersons, sets agendas and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman, and otherwise serves as a liaison between the independent directors and the Chairman. The Lead Director is also responsible for receiving, reviewing, and acting upon communications from stockholders or other interested parties when those interests should be addressed by a person independent of management. The independent directors, to the extent not identical to the non-management directors, are required to meet in executive session as appropriate matters for their consideration arise, but, in any event, at least once a year. The agenda of these executive sessions shall include such topics as the participating directors shall determine.

RISK OVERSIGHT

The Board considers oversight of PBF’s risk management efforts to be a responsibility of the full Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to PBF, or to the success of a particular project or endeavor under consideration, including operational, financial, legal, regulatory, strategic, and reputational risks. The full Board (or the appropriate Board committee) receives reports from management to enable the Board (or committee) to assess PBF’s risk identification, risk management and risk mitigation strategies. When a report is vetted at the committee level, the chairperson of that committee thereafter reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of PBF’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing PBF.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

All of PBF’s directors are subject to election each year at the annual meeting of stockholders. If elected at the Annual Meeting, all of the nominees for director listed below will serve a one-year term expiring at the 2015 annual meeting of stockholders. On the proxy card, PBF has designated certain persons who will be voting the proxies submitted for the Annual Meeting and these persons will vote as directed by your proxy card. If your proxy card does not provide voting instructions, these persons will vote for the election of each of these nominees.

The Board recommends a vote “FOR” all nominees.

Under our bylaws, each director to be elected under this Proposal No. 1 will be elected by the vote of the plurality of the votes cast at the Annual Meeting if a quorum is present. With respect to each nominee, votes “cast” exclude abstentions. Broker non-votes will not have an impact on the outcome of this proposal.

If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the resulting vacancy, or the persons named as proxies will use their best judgment in voting for an alternative nominee.

INFORMATION CONCERNING NOMINEES AND DIRECTORS

Our directors are listed in the following table. Each is a nominee for election as a director at the Annual Meeting.

The following table sets forth certain information regarding our directors. Each director will hold office until a successor is elected and qualified or until his earlier death, resignation or removal.

Name	Age	Position

Thomas D. O’Malley	72	Executive Chairman of the Board of Directors

Spencer Abraham	61	Director

Jefferson F. Allen	68	Director

Martin J. Brand	38	Director

Wayne A. Budd	72	Director

David I. Foley	46	Director

Dennis M. Houston	62	Director

Edward F. Kosnik	69	Director

Thomas D. O’Malley has served as Executive Chairman of our Board since our formation in November 2011, served as Executive Chairman of the Board of Directors of PBF LLC and its predecessors from March 2008 to February 2013, and was Chief Executive Officer from inception until June 2010. Mr. O’Malley has more than 30 years of experience in the refining industry. He served as Chairman of the Board of Petroplus Holdings A.G., listed on the Swiss Exchange, from May 2006 until February 2011, and was Chief Executive Officer from May 2006 until September 2007. Mr. O’Malley was Chairman of the Board of Premcor, a domestic oil refiner and Fortune 250 company listed on the NYSE, from February 2002 until its sale to Valero in August 2005 and was Chief Executive Officer from February 2002 to January 2005. Before joining Premcor, Mr. O’Malley was Chairman and Chief Executive Officer of Tosco Corporation. This Fortune 100 company, listed on the NYSE, was the largest independent oil refiner and marketer of oil products in the United States, with annualized revenues of approximately $25.0 billion when it merged with Philips Petroleum Company in September 2001.

Mr. O’Malley’s extensive experience in and knowledge of the refining industry, as well as his proven leadership skills and management experience provides the board with valuable leadership, and for these reasons PBF Energy Inc. believes Mr. O’Malley is qualified to serve as Chairman of its Board of Directors.

Mr. O’Malley is the uncle of Mr. Todd O’Malley and the uncle by marriage of Mr. Matthew Lucey, each of whom is a named executive officer of the Company.

Spencer Abraham has served as a director of PBF Energy Inc. since October 2012 and was a director of PBF LLC from August 2012 to February 2013. He is a member of our Compensation and Nominating and Corporate Governance Committees. Mr. Abraham is the Chief Executive Officer and Chairman of the international strategic consulting firm The Abraham Group, which he founded in 2005. Prior to starting The Abraham Group, Mr. Abraham served as Secretary of Energy under President George W. Bush from 2001 through January 2005, and was a U.S. Senator for the State of Michigan from 1995 to 2001. Prior to serving as a U.S. Senator, Mr. Abraham held various other public and private sector positions in the public policy arena. Mr. Abraham serves as a director of Occidental Petroleum Corporation and NRG Energy, Inc. and as Chairman of the Advisory Board of Lynx Global Realty Asset Fund Onshore LLC. He was previously a director of ICx Technologies and non-executive Chairman of Areva Inc. Mr. Abraham also serves on the boards or advisory committees of several private companies, including Sindicatum Sustainable Resources and C3 Energy Resource Management.

Mr. Abraham’s extensive political and financial experience in the energy sector, including as the Secretary of Energy of the United States, as a U.S. Senator and as a board member of various public companies in the oil and gas sector, provides him with unique and valuable insights into the industry in which we operate and the markets that we serve, and for these reasons PBF Energy Inc. believes that Mr. Abraham is a valuable member of its Board of Directors.

Jefferson F. Allen has served as a director of PBF Energy Inc. since its formation in November 2011 and was a director of PBF LLC from January 2011 to February 2013. Mr. Allen serves as chairman of our Audit Committee and is also a member of our Compensation Committee. Mr. Allen has over 35 years of experience in the oil industry. Before his retirement in 2005, Mr. Allen most recently served as the Chief Executive Officer of Premcor at the time of its sale to Valero in 2005. In addition, from 2002 until 2005 Mr. Allen served on Premcor’s Board of Directors and from 2002 until 2004 was Chairman of its Audit Committee. Prior to his service with Premcor, Mr. Allen was the Chief Financial Officer and a director of Tosco Corporation from 1990, and served as its President from 1995, until its merger with Phillips Petroleum Company in September 2001. Before joining Tosco, his previous energy industry experience was in the international exploration and production business for 14 years.

Mr. Allen’s industry specific experience as a financial expert and board member of a public company, provides the board with a unique perspective and insight, and for these reasons PBF Energy Inc. believes Mr. Allen is a valuable member of its Board of Directors.

Martin J. Brand has served as a director of PBF Energy Inc. since its formation in November 2011 and was a director of PBF LLC from October 2010 to February 2013. Mr. Brand is a Managing Director in the Private Equity Group at Blackstone. Mr. Brand joined Blackstone in 2003 in the London office and transferred to the New York office in 2005. Mr. Brand currently serves as a director of Bayview Financial, Travelport Limited, Performance Food Group, Orbitz Worldwide, Knight Capital Group and SunGard. Before joining Blackstone, Mr. Brand worked as a derivatives trader with the FICC division of Goldman, Sachs & Co. in New York and Tokyo and with McKinsey & Company in London.

Mr. Brand brings extensive financial expertise and broad-based international experience with private equity firms that invest in growing companies to our Board. These attributes provide the board with critical insight into what is needed to successfully compete in the global marketplace, and for these reasons PBF Energy Inc. believes Mr. Brand is a valuable member of its board.

Wayne A. Budd has served as a director of PBF Energy Inc. since February 2014. He has over 40 years of legal experience in the public and private sectors, and since 2004 is a Senior Counsel of Goodwin Procter LLP. Prior to that, Mr. Budd served as a Senior Executive Vice President and General Counsel and a Director of John Hancock Financial Services Inc. from 2000 to 2004. Mr. Budd served as Group President, New England, of Bell Atlantic Corporation (now Verizon Communications Inc.) from 1996 to 2000. He served as a Senior Partner at Goodwin Procter LLP from 1993 to 1996. Mr. Budd also served on the U.S. Sentencing Commission, from 1994 to 1997, which he was appointed to by President Bill Clinton. From 1992 to 1993, Mr. Budd served as an Associate Attorney General of the United States, overseeing the Civil Rights, Environmental, Tax, Civil and Anti-Trust Divisions at the Department of Justice, as well as the Bureau of Prisons. From 1989 to 1992, he was the United States Attorney for the District of Massachusetts. Mr. Budd previously served as a director of Tosco Corp. and Premcor Inc. and currently serves as a director at McKesson Corporation, where he is a member of the Audit and Governance Committees. He is the past Chairman of the National Board of the American Automobile Association and currently serves as a director of the American Automobile Association of Southern New England. Mr. Budd earned a bachelor’s degree from Boston College and a Juris Doctorate from Wayne State University Law School.

Mr. Budd’s extensive legal experience and board membership with public entities, including in the refining sector, provides our board with a beneficial perspective and insight, and for these reason we believe Mr. Budd is a valuable member of our board of directors.

David I. Foley has served as a director of PBF Energy Inc. since its formation in November 2011 and was a director of PBF LLC and its predecessors from March 2008 to February 2013. Mr. Foley serves as chairman of our Compensation Committee and is a member of our Nominating and Corporate Governance Committee. Mr. Foley is a Senior Managing Director in the Private Equity Group at Blackstone and the Chief Executive Officer of Blackstone Energy Partners. He is responsible for overseeing all of Blackstone’s private equity investment activities in the energy and natural resource sector on a global basis. Since joining Blackstone in 1995, Mr. Foley has been responsible for building Blackstone’s energy and natural resources practice and has played an integral role in every private equity energy deal in which the firm has invested. Before joining Blackstone, Mr. Foley worked with AEA Investors in the firm’s private equity business and prior to that served as a consultant for the Monitor Company. Mr. Foley serves as a director of Cheniere Energy Inc., Cheniere Energy Partners, Kosmos Energy and several privately-held energy companies in which Blackstone is an equity investor. Mr. Foley received a B.A. and an M.A. in Economics, with honors, Phi Beta Kappa, from Northwestern University and received an M.B.A. with distinction from Harvard Business School.

Mr. Foley’s affiliation with Blackstone, his financial expertise and his vast experience in the energy industry working with companies controlled by private equity sponsors make him a valuable member of our Board.

Dennis M. Houston has served as a director of PBF Energy Inc. since its formation in November 2011 and was a director of PBF LLC from June 2011 to February 2013. Mr. Houston is a member of our Audit Committee. Mr. Houston is the chairman of DM Houston Consulting, LLC and has approximately 40 years of experience in the oil and gas industry, including over 35 years with ExxonMobil and its related companies. At the time of his retirement from ExxonMobil in May 2010, Mr. Houston held the positions of Executive Vice President Refining & Supply, Chairman and President of ExxonMobil Sales & Supply LLC and Chairman of Standard Tankers Bahamas Limited. Mr. Houston’s experience also includes engineering and management positions in Exxon’s refining organization and positions in Lubes and Supply.

Mr. Houston’s extensive operational experience in the oil and gas industry, including as a manager of a global refining organization, provides him with valuable insight into the markets in which we operate and provides a unique perspective which makes him a valuable member of our Board.

Edward F. Kosnik has served as a director of PBF Energy since February 20, 2013. Mr. Kosnik serves on our audit committee. For almost 30 years he worked in various fields including banking, insurance, real estate, technology, manufacturing and energy, holding positions that included Chairman, President and CEO, and CFO. Before his retirement in 2001, he most recently served in positions including President and Chief Executive Officer of Berwind Corporation, a diversified, industrial real estate and financial services company, from 1997 until 2001. Previously he served as Executive Vice President and CFO of Alexander and Alexander Inc. from 1994 to 1997, and as Chairman, President and CEO of JWP Inc. from 1992 to 1994. In addition, Mr. Kosnik has served on the boards and audit committees of Steelpath MLP Funds Trust from January 2010 to December 2012, Semgroup Energy Partners LP from July 2008 to November 2009, Premcor Inc. from November 2004 to September 2005, and Buckeye Partners LP from December 1986 to September 2007. Mr. Kosnik also served on Marquette University’s Board of Trustees and its audit committee from September 2006 to September 2009.

Mr. Kosnik’s experience as a financial expert and board member of public entities including in the refining and logistics sectors, provides our board with a beneficial perspective and insight, and for these reasons we believe Mr. Kosnik is a valuable member of our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table describes each person, or group of affiliated persons, known to be a beneficial owner of more than five percent of our Class A Common Stock (i) as of the record date, March 25, 2014 and (ii) as of April 1, 2014 solely to reflect the March Secondary Offering by First Reserve. Except in the case of Blackstone, First Reserve and Mr. Thomas D. O’Malley, the information in this table as of March 25, 2014 is based solely upon reports filed by such persons with the SEC. Please note that, for Blackstone, First Reserve and Mr. O’Malley, reported amounts of beneficial ownership of Class A Common Stock assume the exchange of the PBF LLC Series A Units for Class A Common Stock, while the other owners are reporting on the basis of the issued and outstanding shares of Class A Common Stock as of the date indicated below. For an explanation of PBF’s capital structure, see “PBF’s Corporate Structure and Certain Governance Matters.”

	Class A Common Stock Beneficially Owned as of March 25, 2014			Class A Common Stock Beneficially Owned as of April 1, 2014
Name and Address of Beneficial Owner	Number	% (1)	% of Combined Voting Power (2)	Number	% (1)	% of Combined Voting Power (2)
Blackstone (3)	36,804,653	50.4	38.0	21,804,653	24.8	22.5

First Reserve (4)	36,804,653	50.4	38.0	21,804,653	24.8	22.5

JPMorgan Chase & Co. (5)	6,253,668	15.8	6.5	6,253,668	9.0	6.5

BlackRock, Inc. (6)	4,338,502	11.0	4.5	4,338,502	6.2	4.5

T. Rowe Price Associates, Inc. (7)	3,436,564	8.6	3.5	3,436,564	*	*

Thomas D. O’Malley (8)	3,803,065	6.5	3.9	3,803,065	5.2	3.9

Blue Ridge (9)	3,160,000	5.8	3.3	3,160,000	*	*

*	Less than 5%.

(1)	Percentage as of March 25, 2014 and April 1, 2014 is based on 54,665,473 outstanding shares of Class A Common Stock and 69,669,515 outstanding shares of Class A Common Stock, respectively.

(2)

Represents percentage of voting power of the Class A common stock and Class B common stock of PBF voting together as a single class (voting power for this purpose is based solely on securities issued and outstanding that such person has or shares the power to vote or direct the voting thereof, and specifically excludes any securities such person has the right to acquire within 60 days). Each holder of Class B common stock is entitled, without regard to the number of shares of Class B common stock held by it, to one vote for each PBF LLC Series A Unit held by it.

(3)

Class A Common Stock reported as held by Blackstone Vehicles (as defined below) consists entirely of shares of Class A Common Stock deliverable upon exchange of outstanding PBF LLC Series A Units. Pursuant to an exchange agreement, PBF LLC Series A Units are exchangeable at any time for shares of Class A Common Stock on a one-for-one basis, subject to certain equitable adjustments for stock splits, stock dividends and reclassifications. See “Certain Relationships and Related Transactions—Exchange Agreement.” The Blackstone Vehicles each hold one share of Class B Common Stock of the Company. The shares of Class B Common Stock have no economic rights but entitle the holder, without regard to the number of shares of Class B Common Stock held, to a number of votes on matters presented to stockholders of the Company that is equal to the aggregate number of PBF LLC Series A Units held by such holder. Each of the Blackstone Vehicles and the First Reserve Vehicles listed below is a party to the Stockholders’ Agreement of the Company dated as of December 12, 2012. Given the terms of the stockholders’ agreement, each of Blackstone and First Reserve and certain of their respective affiliates may be deemed to be a member of a group that may be deemed to beneficially own the shares of our Class A common stock held by the other.

The “Blackstone Vehicles” are Blackstone PB Capital Partners V Subsidiary L.L.C. (“BPBCP V”), Blackstone PB Capital Partners V-AC L.P. (“BPBCP V-AC”), Blackstone Family Investment Partnership V USS L.P. (“BFIP V”), Blackstone Family Investment Partnership V-A USS SMD L.P. (“BFIP V-A”) and Blackstone Participation Partnership V USS L.P(“BPP V”). The “First Reserve Vehicles” are: FR PBF Holdings LLC and FR PBF Holdings II LLC.

Blackstone PB Capital Partners V L.P. is the sole member of BPBCP V. Blackstone Management Associates V USS L.L.C. (“BMA”) is the general partner of each of Blackstone PB Capital Partners V L.P. and BPBCP V-AC. BMA V USS L.L.C. is the sole member of BMA. BCP V USS Side-by-Side GP L.L.C. (“BCP V GP L.L.C.”) is the general partner of BFIP V and BPP V. Blackstone Holdings II L.P. holds the majority of membership interests in BMA V USS L.L.C. and is the sole member of BCP V GP L.L.C.

The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP Inc. The sole shareholder of Blackstone Holdings I/II GP Inc. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C., which is in turn, wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The general partner of BFIP V-A is Blackstone Family GP L.L.C., which is in turn, wholly owned by Blackstone’s senior managing directors and controlled by its founder, Mr. Schwarzman. The address of each of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

As described under “Certain Relationships and Related Party Transactions—Summary of PBF LLC Series B Units,” holders of Series B Units, including certain current and former officers of the Company, may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Common Stock held by the Reporting Persons.

(4)

Class A Common Stock reported as held by the First Reserve Vehicles consists entirely of shares of Class A Common Stock deliverable upon exchange of PBF LLC Series A Units. Pursuant to the exchange agreement, PBF LLC Series A Units are exchangeable at any time for shares of Class A Common Stock on a one-for-one basis, subject to certain equitable adjustments for stock splits, stock dividends and reclassifications. The First Reserve Vehicles each hold one share of Class B Common Stock of PBF Energy Inc.

The information reflects shares owned collectively by the First Reserve Vehicles, which in turn are wholly owned and managed by FR XII PBF Holdings LLC, which in turn is collectively owned and managed by FR XII PBF AIV, L.P. (“FR XII”) and FR XII-A PBF AIV, L.P. (“FR XII-A”). The First Reserve Vehicles beneficially own (i) 4,549,059.66 PBF LLC Series A Units, which are held by Holdings and (ii) 13,853,266.84 PBF LLC Series A Units, which are held by Holdings II. FR XII and FR XII-A are managed by First Reserve GP XII, L.P. which, in turn, is managed by First Reserve GP XII Limited. The address of FR PBF Holdings LLC and First Reserve is c/o First Reserve Management, L.P., One Lafayette Place, Greenwich, Connecticut 06830. As described under “Certain Relationships and Related Party Transactions—Summary of PBF LLC Series B Units”, holders of Series B Units, including certain officers of the Company, may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Class A Common Stock held by the Reporting Persons.

(5)

This information is based on a Schedule 13G filed with the SEC on January 21, 2014 with respect to JPMorgan Chase & Co. and its subsidiaries, JPMorgan Chase Bank, National Association and J.P. Morgan Investment Management Inc. JPMorgan Chase & Co. beneficially owned 6,253,668 shares of Class A Common Stock, of which it had sole voting power with respect to 6,253,668 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 6,253,668 shares and shared dispositive power with respect to 0 shares. The principal business address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

(6)

This information is based on a Schedule 13G filed with the SEC on January 10, 2014 with respect to BlackRock, Inc. and its subsidiary BlackRock Advisors, LLC. BlackRock, Inc. beneficially owned 4,338,502 shares of Class A Common Stock, of which it had sole voting power with respect to 3,731,708 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 3,731,708 shares and shared dispositive power with respect to 0 shares. The principal business address of BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.

(7)

This information is based on a Schedule 13G filed with the SEC on February 7, 2014. As of December 31, 2013, T. Rowe Price Associates, Inc. beneficially owned 3,436,564 shares of Class A Common Stock, of which it had sole voting power with respect to 626,757 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 3,436,564 shares and shared dispositive power with respect to 0 shares. As of December 31, 2013, T. Rowe Price Mid-Cap Fund Inc. beneficially owned 2,381,387 shares of Class A Common Stock, of which it had sole voting power with respect to 2,381,387 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 0 shares. The address of the principal business office of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(8)

Consists of (a) 200,000 shares of Class A Common Stock held directly by Mr. O’Malley, of which 40,000 are restricted shares of Class A Common Stock which vest in four equal annual installments beginning on February 20, 2014, (b) 2,971,800 PBF LLC Series A Units held directly by Mr. O’Malley, (c) 230,000 PBF LLC Series A Units held by Argus Energy Corporation, in which Mr. O’Malley holds a controlling interest, (d) 270,000 PBF LLC Series A Units held by Argus Investments Inc., in which Mr. O’Malley holds a controlling interest and (e) 131,265 PBF LLC Series A Units held by Horse Island Partners LLC, of which Mr. O’Malley is the Managing Member. Mr. O’Malley disclaims beneficial ownership of the securities held by Argus Energy Corporation, Argus Investments Inc. and Horse Island Partners LLC, except to the extent of his pecuniary interest therein. In addition, does not include 350,000 PBF LLC Series B Units beneficially owned by Mr. O’Malley pursuant to which Mr. O’Malley may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Class A Common Stock issuable upon exchange of the PBF LLC Series A Units held by The Blackstone Funds and the First Reserve Funds. The address of the principal business office of Mr. O’Malley is One Sylvan Way, Second Floor, Parsippany, New Jersey 07054.

(9)

This information is based on a Schedule 13G filed with the SEC on February 14, 2014. The percentages used herein are calculated based upon 39,581,613 shares of Common Stock issued and outstanding as of September 30, 2013, as reflected in the Company’s 10-Q, filed on November 7, 2013. Blue Ridge Limited Partnership (“BRLP”) beneficially owned 2,050,200 shares of Class A Common Stock, of which it had sole voting power with respect to 0 shares, shared voting power with respect to 2,050,200 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 2,050,200 shares. Blue Ridge Offshore Master Limited Partnership (“BROMLP”) beneficially owned 1,109,800 shares of Class A Common Stock, of which it had sole voting power with respect to 0 shares, shared voting power with respect to 1,109,800 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 1,109,800 shares. Blue Ridge Capital, L.L.C. (“BRC”) beneficially owned 3,160,000 shares of Class A Common Stock, of which it had sole voting power with respect to 0 shares, shared voting power with respect to 3,160,000 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 3,160,000 shares. John A. Griffin beneficially owned 3,160,000 shares of Class A Common Stock, of which it had sole voting power with respect to 0 shares, shared voting power with respect to 3,160,000 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 3,160,000 shares. The address of the business office of each of Mr. Griffin, BRLP and BRC is 660 Madison Avenue, 20th Floor, New York, NY 10065-8405. The address of the business office of BROMLP is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table presents information as of April 1, 2014, regarding common stock beneficially owned (or deemed to be owned) by each nominee for director, each director as of such date, each executive officer named in the Summary Compensation Table, and all current directors and executive officers of PBF as a group. No executive officer, director, or nominee for director beneficially owns any class of equity securities of PBF other than common stock. None of the shares listed below are pledged as security. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Except as otherwise indicated, the business address for each of the following persons is One Sylvan Way, Second Floor, Parsippany, New Jersey 07054.

Name	Number of Class A Common Stock Beneficially Owned (1)	Percent of Class A Common Stock Owned (%)	Combined Voting Power (2)(3)(%)
Thomas D. O’Malley (4)	3,803,065	5.2	3.9
Thomas J. Nimbley (5)	687,500	1.0	*
Matthew C. Lucey (6)	79,198	*	*
Todd O’Malley (7)	77,142	*	*
Paul Davis (8)	15,833	*	*
Spencer Abraham (9)	11,596	*	*
Jefferson F. Allen (10)	187,413	*	*
Martin J. Brand	–	–	–
Wayne A. Budd (11)	4,040	*	*
David I. Foley	–	–
Dennis M. Houston (12)	49,208	*	*
Edward F. Kosnik (13)	12,059	*	*
All directors and executive officers as a group (14 persons) (14)	5,195,408	7.0	5.2

*	Represents less than 1%.
(1)	Includes PBF LLC Series A Units owned by these individuals, that subject to the terms of the exchange agreement, are exchangeable at any time and from time to time for shares of our Class A Common Stock on a one-for-one. See “Certain Relationships and Related Transactions—PBF LLC Limited Liability Company Agreement” and “Certain Relationships and Related Transactions—Exchange Agreement.”
(2)	Represents percentage of voting power of the Class A Common Stock and Class B common stock of PBF voting together as a single class (voting power for this purpose is based solely on securities issued and outstanding that such person has or shares the power to vote or direct the voting thereof, and specifically excludes any securities such person has the right to acquire in 60 days). See “PBF’s Corporate Structure and Certain Governance Matters.”
(3)	Holders of the PBF LLC Series A units hold all of the shares of our Class B common stock. Each holder of Class B common stock is entitled, without regard to the number of shares of Class B common stock held by him, to one vote for each PBF LLC Series A Unit held by him. Accordingly, each holder of the Class B Common Stock has a number of votes that is equal to the aggregate number of PBF LLC Series A Units that such holder holds. See “PBF’s Corporate Structure and Certain Governance Matters.”
(4)

Consists of (a) 160,000 shares of Class A common Stock held directly by Mr. O’Malley; (b) 2,971,800 PBF LLC Series A Units held directly by Mr. O’Malley, (c) 500,000 PBF LLC Series A Units held by entities in which Mr. O’Malley holds a controlling interest, and (d) 131,265 PBF LLC Series A Units held by Horse Island Partners, of which Mr. O’Malley is the Managing Member. Includes 40,000 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting in four equal annual installments beginning on February 20, 2014. In addition, does not include 350,000 PBF LLC Series B Units beneficially owned by Mr. O’Malley. The PBF LLC Series B Units do not directly entitle the holders to any dividend payments or any rights upon liquidation or dissolution of PBF LLC but to entitle them to certain interests in the profits of our sponsors after the passing of performance thresholds. For more information about the PBF LLC Series B Units, see “Certain Relationships and Related Party Transactions — Summary of PBF LLC Series B Units.”

(5)	Consists of 675,000 PBF LLC Series A Units and an aggregate 12,500 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options. In addition, does not include 160,000 PBF LLC Series B Units beneficially owned by Mr. Nimbley.
(6)	Consists of 59,198 PBF LLC Series A Units and an aggregate of 10,000 PBF LLC Series A Units and 10,000 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options. In addition, does not include 60,000 PBF LLC Series B Units beneficially owned by Mr. M. Lucey.
(7)	Consists of 48,809 PBF LLC Series A Units and an aggregate of 23,333 PBF LLC Series A Units and 5,000 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options.
(8)	Consists of an aggregate of 8,333 PBF LLC Series A Units and 7,500 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options.
(9)	Consists of 7,151 restricted PBF LLC Series A Units which are entitled to vote and receive dividends but are subject to vesting in three equal annual installments beginning on August 1, 2013 and 4,445 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting in four equal annual installments beginning on August 1, 2014.
(10)	Consists of 175,000 PBF LLC Series A Units and 7,968 restricted PBF LLC Series A Units which are entitled to vote and receive dividends but are subject to vesting in three equal annual installments beginning on August 1, 2013 and 4,445 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting in four equal annual installments beginning on August 1, 2014.
(11)	Consists of 4,040 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting in four equal annual installments beginning on February 11, 2015.
(12)	Consists of 15,000 shares of Class A Common Stock, 5,128 PBF LLC Series A units and 7,968 restricted PBF LLC Series A Units which are entitled to vote and receive dividends but are subject to vesting in three equal annual installments beginning on August 1, 2013, 4,445 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting in four equal annual installments beginning on August 1, 2014 and 16,667 PBF LLC Series A Units that can be acquired within 60 days upon the exercise of outstanding options.
(13)	Consists of 5,000 shares of Class A Common Stock and 2,614 shares of restricted Class A Common Stock which are entitled to vote and receive dividends but are subject to vesting in four equal annual installments beginning on February 20, 2014 and 4,445 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting in four equal annual installments beginning on August 1, 2014.
(14)	Consists of 4,739,553 PBF LLC Series A units, 180,000 shares of Class A Common Stock, 23,087 restricted Series A Units of PBF LLC which are entitled to vote and receive dividends but are subject to vesting in three equal annual installments beginning on August 1, 2013, 42,614 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting in four equal annual installments beginning on February 20, 2014, 17,780 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting in four equal annual installments beginning on August 1, 2014, 4,040 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting in four equal annual installments beginning on February 11, 2015, an aggregate of 138,334 PBF LLC Series A Units that can be acquired within 60 days upon the exercise of outstanding warrants and options and an aggregate of 50,000 shares of Class A Common Stock that can be acquired upon the exercise of outstanding options. In addition, does not include 1,000,000 PBF LLC Series B Units beneficially owned by the directors and officers as a group with the right to receive dividends from, or the proceeds from the sale of, the shares of Class A Common Stock issuable upon exchange of the PBF LLC Series A Units owned by Blackstone and First Reserve.
(15)	Does not include any beneficial ownership that may be deemed to arise from the right of the holders of PBF LLC Series B Units to receive dividends from, or the proceeds from the sale of, the shares of Class A Common Stock issuable upon exchange of the PBF LLC Series A Units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors, and greater than 10 percent stockholders to file with the SEC certain reports of ownership and changes in ownership of our common stock. Based on a review of the copies of such forms received and written representations from certain reporting persons, we believe that all Section 16(a) reports applicable to our executive officers, directors and greater than 10 percent stockholders were timely filed in 2013.

RISK ASSESSMENT OF COMPENSATION PROGRAMS

Total compensation for our employees that are not represented by a union (“non-represented employees”) is structured similarly to that for our named executive officers and consists of cash compensation in the form of a base salary and eligibility for an annual bonus under our Annual Cash Incentive Plan (as described below); and retirement, health and welfare benefits. Certain non-represented employees, like our named executive officers, are eligible for equity incentive compensation under our 2012 Equity Incentive Plan (as described below) at the discretion of the Board.

We believe that our incentive compensation programs effectively balance risk and reward. When assessing risk, we consider base salary, the mix of award opportunities (i.e., short- vs. long-term), performance targets and metrics, the target-setting process, and the administration and governance associated with the plans. For our named executive officers and other senior management, equity incentive compensation is designed to be a substantial part of their total compensation while the compensation for most of our employees is weighted towards salary and annual cash incentives. Our non-represented employees participate in an annual program pursuant to which awards are given based upon the achievement of specific performance objectives of the Company under our Annual Cash Incentive Plan and individual performance as assessed by management.

Since the proportion of total compensation that is at risk (i.e., that will vary based on Company performance) increases as the scope and level of the employee’s decision-making responsibilities increase, our incentive compensation programs may encourage management level employees to take certain risks. However, the Board of Directors takes that fact into consideration and aligns employee interests with those of our stockholders through the use of equity incentives that are intended to focus management on achieving strong annual results while also pursuing significant multi-year growth. The performance goals set by the Board of Directors are designed to be aggressive and challenging but also achievable. We actively monitor our compensation policies and practices to determine whether our risk management objectives are being met through the incentives we provide to our employees.

Features of our compensation programs that we believe mitigate excessive risk taking include:

•	the mix between fixed and variable, annual and long-term, and cash and equity compensation, designed to encourage strategies and actions that are in PBF’s long-term best interests;

•	determination of incentive awards based on a variety of indicators of performance, thus diversifying the risk associated with a single indicator of performance; and

•	multi-year vesting periods for equity incentive awards, which encourage focus on sustained growth and earnings.

COMPENSATION CONSULTANT DISCLOSURES

The Compensation Committee retained Frederic W. Cook & Co., Inc., or “Cook”, as independent compensation consultants in 2013. In their roles as advisors to the Compensation Committee, Cook was retained directly by the Committee, which, in its sole discretion, has the authority to select, retain, and terminate its relationship with the firm. In 2013, Cook provided the Committee with objective and expert analyses, independent advice, and information with respect to executive compensation. For 2013 executive compensation services rendered to the Committee, Cook earned professional fees of $54,326, excluding direct expenses billed at cost. Cook did not provide other consulting services to the Committee, to PBF, or to any senior executives of PBF in 2013. The Compensation Committee concluded that no conflict of interest exists that would prevent Cook from independently representing the Compensation Committee.

During 2013, the consultants’ executive compensation consulting services included:

•	an assessment of the components of our executive compensation program and our executives’ equity compensation levels relative to peers;

•	an assessment of the prevalence and terms of executive employment agreements;

•	a review of market and “best” practices with respect to executive severance/change-of-control arrangements;

•	assistance with a review of our equity compensation strategy, including the development of award guidelines; and

•	a review of considerations and market practices related to short-term cash incentive plans.

The following Compensation Committee Report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of PBF’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on the foregoing review and discussions and such other matters the Compensation Committee deemed relevant and appropriate, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

David I. Foley, Chairman

Spencer Abraham

Jefferson F. Allen

Timothy H. Day

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for the fiscal year ended December 31, 2013 should be read together with the compensation tables and related disclosures about our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs summarized in this discussion.

Background and Overview

Our named executive officers for 2013 were Thomas D. O’Malley, Executive Chairman of the Board of Directors (“Chairman”), Thomas J. Nimbley, Chief Executive Officer (“CEO”), Matthew C. Lucey, currently Executive Vice President and formerly Senior Vice President, Chief Financial Officer (“CFO”), Todd O’Malley, currently Senior Vice President and Chief Commercial Officer and formerly Vice President, Products (“SVP, Chief Commercial Officer”) and Paul Davis, Vice President, Crude Oil and Feedstock (“VP, Crude”).

Our Executive Chairman, CEO, CFO and SVP, Chief Commercial Officer have employment agreements with PBF Investments LLC, an indirect wholly owned subsidiary of PBF LLC, which currently pays the salaries of, and provides benefits to, these employees. Our VP, Crude is employed by our subsidiary, PBF Holding Company LLC (“PBF Holding”), and also has an employment agreement.

Our Compensation Committee

In 2012, our Board approved the employment agreements between PBF Investments LLC and our Executive Chairman, CEO and CFO. The employment agreements with our SVP, Chief Commercial Officer and VP, Crude were approved by the Board in March 2014. The Board also approved the incentive compensation arrangements and eligibility for long-term equity compensation for our named executive officers in 2013. Our Board has also approved our equity incentive plans and individual grants of equity to members of our Board of Directors, our named executive officers and other employees. The compensation policies and objectives are established by the Compensation Committee of PBF Energy Inc., or the Compensation Committee.

In order to ensure that compensation programs are aligned with appropriate performance goals and strategic direction, management works with the Compensation Committee in the compensation-setting process. Specifically, management will provide to the Compensation Committee its opinion of executive performance, recommend business performance targets and objectives, and recommend salary levels and annual and long-term incentive levels. The Compensation Committee ultimately determines and approves the compensation arrangements for our named executive officers and senior management, the appropriate annual salary, as well as applicable incentive compensation arrangements.

In 2013, as described under “Compensation Consultant Disclosures,” the Compensation Committee engaged Cook as its independent compensation consultant to assist it in evaluating our executive compensation program and to make recommendations with respect to appropriate levels and forms of compensation. The objective of this engagement and Cook’s evaluation is to ensure that PBF Energy Inc. remains competitive and develops and maintains a compensation framework that is appropriate for a public company. The Compensation Committee concluded that no conflict of interest exists that would prevent Cook from independently representing the Compensation Committee.

Compensation Philosophy

Our compensation arrangements are designed to ensure that our executives are rewarded appropriately for their contributions to our growth and profitability, and that the compensation is demonstrably contingent upon and linked to our sustained success. This linkage encourages the commonality of interest between our executives and our stockholders.

The following are the principal objectives in the design of our executive compensation arrangements:

•	our ability to attract, retain and motivate superior management talent critical to our long-term success with compensation that is competitive within the marketplace;

•	link executive compensation to the creation and maintenance of long-term equity value;

•	the maintenance of a reasonable balance among base salary, annual cash incentive payments and long-term equity-based incentive compensation, and other benefits;

•	promote equity ownership by executives to align their interests with the interests of our equity holders; and

•	ensure that incentive compensation is linked to the achievement of specific financial and strategic objectives, which are established in advance and approved by the Board of Directors or the Compensation Committee.

Compensation Elements and Mix

We believe that compensation to our executive officers should be aligned closely with our short-term and long-term financial performance goals. As a result, a significant portion of executive compensation will be “at risk” and will be tied to the attainment of previously established financial goals. However, we also believe that it is prudent to provide competitive base salaries and benefits to attract and retain superior talent in order to achieve our strategic objectives.

For 2013, the principal elements of our compensation that were considered for our named executive officers were:

•	Base salaries;

•	Annual cash incentive plan;

•	Long-term equity-based incentives; and

•	Benefits and executive perquisites.

Annual Base Salary

Base salary is used as a principal means of providing cash compensation for performance of a named executive officer’s essential duties. Base salaries for our named executive officers are determined on an individual basis and are based on the level of job responsibility in the organization, contributions towards our strategic goals, past experience and market comparisons and are intended to provide our named executive officers with a stable income. The base salaries are designed to compensate the named executive officer for daily duties provided to us. Salaries are reviewed from time to time by the Board of Directors, and all proposed adjustments to the base salaries of our named executive officers are reviewed and approved by the Compensation Committee. In connection with the completion of the IPO, in December 2012, amended and restated employment agreements were executed by PBF Investments LLC, a subsidiary of PBF LLC and each of our Executive Chairman, our CEO and our CFO, which agreements established base salaries for such named executive officers. These base salaries remain in effect unless increased in the sole discretion of the Board. See “—Employment Agreements.” In February 2013, the Compensation Committee of the Board approved base salary adjustments for our CEO and the CFO to $850,000 and $500,000, respectively, based on their leadership of the Company in meeting its strategic goals. The 2013 base salary of our VP, Crude was $275,000 through February 2013, at which time it was increased to $325,000 and was further increased to $350,000 in September 2013. The 2013 base salary of our SVP, Chief Commercial Officer was $300,000 through February 2013, at which time it was increased to $350,000. In December 2013, on the recommendation of the Compensation Committee in connection with their increased responsibilities, the base salaries of our SVP, Chief Commercial Officer and our VP, Crude were increased to $400,000 effective January 1, 2014. The salary of our Executive Chairman was $1,500,000 in 2013, unchanged from 2012.

Annual Cash Incentive Plan

Our named executive officers are eligible to participate in our annual cash incentive compensation plan (“CIP”) that is the same plan as for all non-represented employees. The cash incentive compensation plan and any amounts thereunder to be paid to a named executive officer are determined in the discretion of our Compensation Committee.

In 2013, the cash incentive plan was designed to align our named executive officers and other members of management’s short-term cash compensation opportunities with our 2013 financial goals. The CIP’s financial goals consist of adjusted pre-tax earnings and adjusted pre-tax earnings per share targets that vary based on an employee’s level in the Company. The target financial goals at lower levels in the organization are met at lower earnings levels and subject to a maximum overall payout. The target financial goals for the named executive officers and other executives are set at higher earnings levels and subject to a maximum overall payout. The CIP allows for the discretion of the Compensation Committee to consider the effect of items that do not accurately reflect the operating performance of the Company such as non-cash inventory adjustments, stock or other non-cash compensation programs, mark to market adjustments, and similar items.

For 2013, the Compensation Committee established minimum earnings thresholds with graduated increments and a total limit on the amount available for awards. The earnings thresholds were designed to be realistic and attainable though somewhat aggressive, requiring strong performance and execution and intended to provide an incentive firmly aligning the payment of awards with stockholder interests. None of the 2013 financial goals were met for the named executive officers and, based on the performance of the Company, none of the named executive officers received an annual cash incentive for 2013. Each named executive officer’s contribution to the Company’s performance in the relevant period and the Compensation Committee’s assessment of the officer’s individual performance were not considered because the Company did not achieve its financial goals. These factors would have been considered if the goals had been met and bonuses awarded.

We retain the discretion to amend or discontinue the cash incentive plan and/or any award granted under the plan in the future, subject to the terms of the employment agreements with our named executive officers, existing awards and the requirements of applicable law.

Equity Incentive Compensation

Our executive officer compensation has a substantial equity component as we believe superior equity investors’ returns are achieved through a culture that focuses on long-term performance by our named executive officers and other key employees. By providing our executives with an equity stake, we are better able to align the interests of our named executive officers and our other equity holders. In addition, because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options are one way to provide meaningful incentives to our named executive officers and other employees to achieve increases in the value of our stock over time.

We adopted and obtained stockholder approval of the PBF Energy Inc. 2012 Equity Incentive Plan, or the 2012 Equity Incentive Plan, prior to our IPO. The 2012 Equity Incentive Plan is the source of new equity-based and cash-based awards permitting us to grant to our key employees, directors and consultants incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code), non-qualified stock options, stock appreciation rights, restricted stock, other awards valued in whole or in part by reference to shares of our Class A Common Stock and performance based awards denominated in shares or cash.

The Compensation Committee administers the 2012 Equity Incentive Plan and determines who will receive awards under the 2012 Equity Incentive Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the 2012 Equity Incentive Plan.

The total number of shares of Class A Common Stock which may be issued under the 2012 Equity Incentive Plan is 5,000,000, subject to adjustment upon certain events specified in the 2012 Equity Incentive Plan. As of December 31, 2013, we granted options to purchase 1,320,000 shares of our Class A Common Stock and 60,392 shares of restricted Class A Common Stock under the 2012 Equity Incentive Plan.

Based on the recommendation of the Compensation Committee, in February 2013, the Board granted under the 2012 Equity Incentive Plan 40,000 shares of restricted Class A Common Stock and 100,000 options for Class A Common Stock, respectively, to our Executive Chairman and our CEO. The stock options have an exercise price of $38.70. The Class A restricted stock and the stock options vest in four equal annual installments commencing on the first anniversary of the date of grant, subject to acceleration under certain circumstances set forth in the applicable award agreement. In addition, in October 2013, based on the recommendation of the Compensation Committee, the Board granted 250,000 options for Class A Common stock to our Executive Chairman, 100,000 options to our CEO and 50,000 options for Class A Common Stock to each of our SVP, Chief Commercial Officer and our VP, Crude. These stock options vest in four equal annual installments commencing on the first anniversary of the date of grant, subject to acceleration under certain circumstances set forth in the applicable award agreement. The grants to our Executive Chairman and our CEO were in recognition of the strategic advances the Company undertook as exemplified by the Company’s enhanced ability to utilize cost advantaged North American crudes as well as to continue to align their long-term interests with those of our stockholders. The grants to our SVP, Chief Commercial Officer and our VP, Crude were in recognition of their performance in advancing our commercial organization and their increased responsibilities.

In addition, as discussed under “Certain Relationships and Related Transactions—Investments in PBF LLC,” since PBF LLC’s formation in 2008, our named executive officers, one of our directors and certain other employees were provided the opportunity to purchase PBF LLC Series A Units and warrants to purchase PBF LLC Series A Units, and were granted additional compensatory warrants to purchase PBF LLC Series A Units.

In addition, certain of our officers, including some of our named executive officers, were issued PBF LLC Series B Units, which are profits interests in PBF LLC. See “Certain Relationships and Related Transactions—Summary of PBF LLC Series B Units.”

We do not have a formal policy requiring stock ownership by our executives or directors. Notwithstanding the absence of a requirement, many of our executives have invested personal capital in us in connection with the formation of PBF LLC. See “Certain Relationships and Related Transactions—Investments in PBF LLC.”

Other Benefits

All executive officers, including the named executive officers, are eligible for other benefits including: medical, dental, short-term disability and life insurance. The executives participate in these plans on the same basis, terms and conditions as other administrative employees. In addition, we provide long-term disability insurance coverage on behalf of the named executive officers at an amount equal to 65% of current base salary (up to $15,000 per month). The named executive officers also participate in our vacation, holiday and sick day program which provides paid leave during the year at various amounts based upon the executive’s position and length of service.

Clawback Policies

If required by applicable law or stock exchange listing requirements, any incentive or equity-based award provided to one of our employees shall be conditioned on repayment or forfeiture in accordance with applicable law, listing requirements, any company policy, and any relevant provisions in the applicable award agreement.

PBF LLC Series A Compensatory Warrants and Options

In conjunction with the purchase of PBF LLC Series A Units and warrants to purchase PBF LLC Series A Units by our named executive officers (other than our VP, Crude) and certain other employees and a director, each purchaser of PBF LLC Series A Units and warrants received a grant of compensatory warrants to purchase PBF LLC Series A Units. The Series A Compensatory Warrants were fully vested at the time of grant and expire after ten years. 25% of the Series A Compensatory Warrants became exercisable at the grant date, with another 25% becoming exercisable on each subsequent anniversary and any remaining becoming exercisable upon the closing of the IPO. In 2011 and 2012, options to purchase PBF LLC Series A Units were also granted to our CFO, our SVP, Chief Commercial Officer and our VP, Crude and certain other employees. The Series A options vest and become exercisable in equal annual installments on each of the first three anniversaries of the grant date. As of December 31, 2013, compensatory warrants and options to purchase 841,080 PBF LLC Series A Units were outstanding.

Impact of Tax and Accounting Principles

The forms of our executive compensation are largely dictated by our capital structure. We do take tax considerations into account, both to avoid tax disadvantages and to obtain tax advantages, where reasonably possible consistent with our compensation goals (tax advantages for our executives benefit us by reducing the overall compensation we must pay to provide the same after-tax income to our executives), including the application of Sections 280G and 409A of the Code.

Section 162(m) of the Code (as interpreted by IRS Notice 2007-49) imposes a $1,000,000 cap on federal income tax deductions for compensation paid to our chief executive officer and to the three other most highly-paid executive officers (other than the principal financial officer) or such other persons which may be deemed covered persons under Section 162(m) during any fiscal year unless the compensation is “performance-based” under Section 162(m). Under a special Section 162(m) provision for newly public companies, compensation paid pursuant to a compensation plan or arrangement in existence before the effective date of an initial public offering, provided the arrangement is adequately described in the applicable prospectus, will not be subject to the $1,000,000 limitation during a reliance period that ends on the earliest of: (1) the expiration of the compensation plan, (2) a material modification of the compensation plan (as determined under Section 162(m)), (3) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (4) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the public offering occurs. With respect to stock-based compensation, this provision applies to stock options, stock appreciation rights and the substantial vesting of restricted property granted before the end of the reliance period, even if not paid until after the end of the reliance period. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee intends to consider the tax treatment of compensation pursuant to Section 162(m) and other applicable rules in determining the amounts of compensation for our named executive officers. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee retains the right to authorize compensation on a purely discretionary basis, including compensation that would not be deductible under Section 162(m) or otherwise.

Pension and Other Retirement Benefits

Defined Contribution Plan. Our defined contribution plan covers all employees, including our named executive officers. Employees are eligible to participate as of the first day of the month following 30 days of service. Participants can make basic contributions up to 50 percent of their annual salary subject to Internal Revenue Service limits. We match participants’ contributions at the rate of 200 percent of the first 3 percent of each participant’s total basic contribution based on the participant’s total annual salary. Employee contributions to the defined contribution plan are fully vested immediately. Our matching contributions to the defined contribution plan vest to the employee’s account over time. Participants may receive distributions from the vested portion of their defined contribution plan accounts any time after they cease service with us.

PBF Energy Pension Plan. We sponsor a qualified defined benefit plan for all employees, including our named executive officers, with a policy to fund pension liabilities in accordance with the limits imposed by the Employee Retirement Income Security Act of 1974, or ERISA, and Federal income tax laws. Annual contributions are made to an individual employee’s pension account based on their length of service with us and base salary, up to certain limits imposed by Federal and state income tax laws. Employees become eligible to participate in the defined benefit plan after their first 30 days of employment and an employee’s interest in their plan account vests after three years of employment, with the exception of certain circumstances.

PBF Energy Restoration Plan. We sponsor a non-qualified plan for non-represented employees, including our named executive officers. Contributions, which are made at our discretion, are made to an individual employee’s pension restoration account based on their total cash compensation over a defined period of time. Employees become eligible to participate in the non-qualified plan after their first 30 days of employment. Previously, with the exception of certain circumstances, an employee’s interest in their plan account vested after one year of employment, however, in 2010, the vesting period was increased to three years. With the exception of our VP, Crude, all of our named executive officers’ interests in their plan accounts are vested. Upon the attainment of age 65, an employee’s pension restoration account vests immediately and is non-forfeitable.

Employment Agreements

We believe that employment agreements with our executives are necessary to attract and retain key talent as they provide a minimum level of stability to our executives in the event of certain terminations and/or the occurrence of a change in control of our business, freeing the executive to focus on our business rather than personal financial concerns. Our Executive Chairman, CEO, CFO and certain other officers entered into employment agreements in connection with the IPO in December 2012 and employment agreements were executed with our SVP, Chief Commercial Officer and VP, Crude in April 2014.

Thomas D. O’Malley

Upon completion of our IPO in December 2012, we entered into a second amended and restated employment agreement with Thomas D. O’Malley, pursuant to which Mr. O’Malley serves as the Executive Chairman of our Board. This second amended and restated agreement supersedes our prior employment agreement with Mr. O’Malley. The employment term is one year with automatic one year extensions thereafter, unless either we or Mr. O’Malley provide 30 days’ prior notice of an election not to renew the agreement.

Under the agreement, Mr. O’Malley is entitled to receive an annual base salary of $1,500,000. Mr. O’Malley is entitled to increases in his annual base salary at the sole discretion of our Board. Mr. O’Malley is also eligible to participate in our annual cash incentive plan and earn an annual bonus award. Mr. O’Malley is also entitled to grants of equity based compensation, as discussed above. Mr. O’Malley is also entitled to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives. Mr. O’Malley is also entitled to reimbursement for business travel using his personal aircraft. See “Certain Relationships and Related Transactions—Private Aircraft.”

The termination provisions in Mr. O’Malley’s employment agreement are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2013, Including in Connection With a Change In Control” below. In addition, the second amended and restated agreement modifies the definition of Change in Control, provides for severance in the event the agreement is not renewed by us in connection with a Change in Control, and provides, that in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Mr. O’Malley is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

Thomas J. Nimbley

Upon completion of our IPO in December 2012, we entered into an amended and restated employment agreement with Thomas J. Nimbley, pursuant to which Mr. Nimbley serves as our Chief Executive Officer. This amended and restated agreement supersedes our prior employment agreement with Mr. Nimbley. The employment term is one year with automatic one year extensions thereafter, unless either we or Mr. Nimbley provide 30 days’ prior notice of an election not to renew the agreement.

Under the agreement, Mr. Nimbley is entitled to receive an annual base salary of $750,000. Mr. Nimbley is entitled to increases in his annual base salary at the sole discretion of our Board. Mr. Nimbley is also eligible to participate in our annual cash incentive plan. Mr. Nimbley is also entitled to grants of equity based compensation, as discussed above. Mr. Nimbley is also entitled to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives.

The termination provisions in Mr. Nimbley’s employment agreement are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2013, Including in Connection With a Change In Control” below. In addition, the amended and restated agreement modifies the definition of Change in Control, provides for severance in the event the agreement is not renewed in connection with a Change in Control, and provides that, in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Mr. Nimbley is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

In February 2013, the Compensation Committee approved an increase in Mr. Nimbley’s base salary to $850,000.

Matthew C. Lucey

Upon completion of our IPO in December 2012, we entered into a second amended and restated employment agreement with Matthew C. Lucey, pursuant to which Mr. Lucey served as our Senior Vice President, Chief Financial Officer and currently serves as our Executive Vice President. This second amended and restated agreement supersedes our prior employment agreement with Mr. Lucey. The employment term is one year with automatic one year extensions thereafter, unless either we or Mr. Lucey provide 30 days’ prior notice of an election not to renew the agreement.

Under the agreement, Mr. Lucey is entitled to receive an annual base salary of $450,000. Mr. Lucey is entitled to increases in his annual base salary at the sole discretion of our Board. Mr. Lucey is also eligible to participate in our annual cash incentive plan. Mr. Lucey is also entitled to grants of equity based compensation, as discussed above. Mr. Lucey is also entitled to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives.

The termination provisions in Mr. Lucey’s employment agreement are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2013, Including in Connection With a Change In Control” below. In addition, the second amended and restated agreement modifies the definition of Change in Control, provides for severance in the event the agreement is not renewed in connection with a Change in Control, and provides that, in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Mr. Lucey is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

In February 2013, the Compensation Committee approved an increase in Mr. Lucey’s base salary to $500,000.

Todd O’Malley

We entered into an employment agreement with Todd O’Malley in April 2014, pursuant to which Mr. O’Malley serves as our Senior Vice President and Chief Commercial Officer. The employment term is one year with automatic one year extensions thereafter, unless either we or Mr. O’Malley provide 30 days’ prior notice of an election not to renew the agreement.

Under the agreement, Mr. O’Malley is entitled to receive an annual base salary of $400,000. Mr. O’Malley is entitled to increases in his annual base salary at the sole discretion of our Board. Mr. O’Malley is also eligible to participate in our annual cash incentive plan. Mr. O’Malley is also entitled to grants of equity based compensation, as discussed above. Mr. O’Malley is also entitled to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives.

The termination provisions in Mr. O’Malley’s employment agreement are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2013, Including in Connection With a Change In Control” below. In addition, the employment agreement provides for severance in the event the agreement is not renewed in connection with a Change in Control, and provides that, in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Mr. O’Malley is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

Paul Davis

We entered into an employment agreement with Paul Davis in April 2014, pursuant to which Mr. Davis serves as our Vice President, Crude. The employment term is one year with automatic one year extensions thereafter, unless either we or Mr. Davis provide 30 days’ prior notice of an election not to renew the agreement.

Under the agreement, Mr. Davis is entitled to receive an annual base salary of $400,000. Mr. Davis is entitled to increases in his annual base salary at the sole discretion of our Board. Mr. Davis is also eligible to participate in our annual cash incentive plan. Mr. Davis is also entitled to grants of equity based compensation, as discussed above. Mr. Davis is also entitled to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives.

The termination provisions in Mr. Davis’ employment agreement are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2013, Including in Connection With a Change In Control” below. In addition, the employment agreement provides for severance in the event the agreement is not renewed in connection with a Change in Control, and provides that, in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Mr. Davis is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

2013 Summary Compensation Table

This Summary Compensation Table summarizes the total compensation paid or earned by each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Options Awards ($)(2)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas D. O’Malley	2013	1,500,000	—	1,530,000	2,095,000	1,411,687	15,300	6,551,987
Executive Chairman of	2012	1,500,000	5,869,500	—	—	608,430	3,007,080	10,985,010
the Board of Directors	2011	1,500,000	6,097,500	—	543,000	220,711	10,950	8,372,161

Thomas J. Nimbley	2013	837,115	—	—	2,255,000	677,325	15,300	3,784,740
Chief Executive Officer	2012	750,000	2,934,750	—	463,500	292,570	615,000	5,055,820
	2011	700,000	2,845,500	51,100	108,600	77,504	14,700	3,797,404

Matthew C. Lucey	2013	493,558	—	—	—	355,237	15,300	864,095
Executive Vice President (formerly Senior Vice President,	2012	450,000	1,760,850	—	370,800	142,067	168,517	2,892,234
Chief Financial Officer)	2011	425,000	1,727,625	51,100	59,150	46,717	14,700	2,342,292

Todd O’Malley	2013	341,667	—	—	419,000	80,696	15,300	856,663
Senior Vice and Chief Commercial Officer	2012	287,500	459,374	—	332,650	84,884	241,000	1,405,408
	2011	275,000	459,450		57,015	27,194	14,012	832,671

Paul Davis	2013	325,000	—	—	419,000	100,109	15,300	859,409
Vice President, Crude & Feedstocks	2012	194,391	500,000	—	425,350	—	113,750	1,233,491

(1)	The amounts set forth in this column for 2013 represent the grant date value of shares of restricted Class A Common Stock which are subject to vesting in four equal installments beginning on February 20, 2014. The amounts set forth in this column for 2011 represent the grant date fair value of PBF LLC Series B Units allocated in 2011 as calculated pursuant to FASB ASC Topic 718. The amounts have been determined based on the assumptions set forth in Note 12 to the PBF Energy Inc. consolidated financial statements for the year ended December 31, 2011. See “Certain Relationships and Related Party Transactions—Summary of PBF LLC Series B Units.”

(2)	The amounts set forth in this column for 2013 and 2012 represent the grant date fair value of options for the purchase of Class A Common Stock. The grant date fair value was calculated pursuant to FASB ASC Topic 718 based on the assumptions set forth in Note 15 to the PBF Energy Inc. consolidated financial statements for the years ended December 31, 2013 and 2012. The amounts set forth in this column for 2011 represent the grant date fair value of options to purchase PBF LLC Series A Units granted to Messrs. Lucey and Todd O’Malley and compensatory warrants for the purchase of PBF LLC Series A Units granted to the named executive officers, except for Mr. Davis, in connection with their purchase of PBF LLC Series A Units. The grant date fair value was calculated pursuant to FASB ASC Topic 718 based on the assumptions set forth in Note 12 to the PBF Energy Inc. consolidated financial statements for the year ended December 31, 2011. See “—PBF LLC Series A Compensatory Warrants and Options.”

(3)	The amounts set forth in this column represent the aggregate change during the year in the actuarial present value of accumulated benefits under the PBF Energy Pension Plan and the PBF Energy Restoration Plan.

(4)	The amounts set forth in this column consist of company matching contributions to our 401(k) Plan and, for 2012, also includes bonuses paid in connection with our IPO in the amount of $2,992,080 to Mr. Thomas O’Malley, $600,000 to Mr. Nimbley, $153,517 to Mr. Lucey, $226,000 to Mr. Todd O’Malley, $100,000 to Mr. Davis.

Narrative Disclosure to 2013 Summary Compensation Table

PBF LLC Series A Compensatory Warrants and Options

In conjunction with the purchase of PBF LLC Series A Units and warrants to purchase PBF LLC Series A Units by our named executive officers and certain other employees and a director, each purchaser of PBF LLC Series A Units and warrants received a grant of compensatory warrants to purchase PBF LLC Series A Units. The Series A Compensatory Warrants were fully vested at the time of grant, became fully exercisable upon the closing of the IPO and expire after ten years. 25% of the Series A Compensatory Warrants became exercisable at the grant date, with another 25% becoming exercisable on each subsequent anniversary and any remaining becoming exercisable upon the closing of the IPO. In 2011 and 2012, options to purchase PBF LLC Series A Units were also granted to our CFO, our SVP, Chief Commercial Officer and our VP, Crude and certain other employees. The Series A options vest and become exercisable in equal annual installments on each of the first three anniversaries of the grant date. As of December 31, 2013, compensatory warrants and options to purchase 841,080 PBF LLC Series A Units were outstanding.

Grants of Plan-Based Equity Awards in 2013

The following table provides information regarding the grants of plan-based equity awards to each of our named executive officers for the fiscal year ended December 31, 2013.

Name(1)	Grant Date	All Other Stock Awards: Number of Shares or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(2)
Thomas D. O’Malley	February 20, 2013	40,000	—	—	1,530,000
	October 29, 2013	—	250,000	26.08	2,095,000
Thomas J. Nimbley	February 19, 2013	—	100,000	38.70	1,417,000
	October 29, 2013	—	100,000	26.08	838,000
Todd O’Malley	October 29, 2013	—	50,000	26.08	419,000

Paul Davis	October 29, 2013	—	50,000	26.08	419,000

(1)	Matthew C. Lucey did not receive any grants of plan-based equity awards in the fiscal year ended December 31, 2013.
(2)	The amounts set forth in this column represent the total grant date fair value of restricted shares of Class A Common Stock or options to purchase Class A Common Stock for each of the named executive officers, calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards At 2013 Fiscal Year-End

The following table provides information regarding outstanding equity awards of PBF LLC and PBF Energy Inc. made to our named executive officers as of December 31, 2013. For a narrative discussion of the PBF Energy Inc. equity awards, see “Equity Incentive Compensation” above. For a narrative discussion of the PBF LLC awards, see “Narrative Disclosure to 2013 Summary Compensation Table” above.

	Option Awards (1)					Equity Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas D. O’Malley	—	250,000	(3)	$26.08	10/29/23	40,000	1,258,400
Thomas J. Nimbley	12,500	37,500	(4)	$26.00	12/12/22	—	—
	—	100,000	(5)	$38.70	02/19/23	—	—
	—	100,000	(3)	$26.08	10/29/23	—	—

Matthew C. Lucey	—	10,000	(6)	$10.00	03/04/21	—	—
	10,000	30,000	(4)	$26.00	12/12/22	—	—

Todd O’Malley	10,000	5,000	(7)	$10.00	03/04/21	—	—
	8,333	16,667	(8)	$12.55	06/29/22	—	—
	5,000	15,000	(4)	$26.00	12/12/22	—	—
	—	50,000	(3)	$26.08	10/29/23	—	—

Paul Davis	8,333	16,667	(8)	$12.55	06/29/22	—	—
	7,500	22,500	(4)	$26.00	12/12/22	—	—
	—	50,000	(3)	$26.08	10/29/23	—	—

(1)	The awards described in this table represent compensatory warrants and options to purchase PBF LLC Series A Units and options to purchase Class A Common Stock, as described in “Compensation Discussion & Analysis.”

(2)	The awards described in this table represent restricted Class A Common Stock. The value is based on the closing price of $31.46 per share of Class A Common Stock on December 31, 2013.

(3)	Represents options to purchase Class A Common Stock, which vest in four equal annual installments beginning on the first anniversary of the grant date, October 29, 2014.

(4)	Represents options to purchase Class A Common Stock, which vest in four equal annual installments beginning on the first anniversary of the grant date, December 12, 2013.

(5)	Represents options to purchase Class A Common Stock, which vest in four equal annual installments beginning on the first anniversary of the grant date, February 19, 2014.

(6)	Represents options to purchase PBF LLC Series A Units, which vest on March 4, 2014.

(7)	Represents options to purchase PBF LLC Series A Units, which vest in three equal annual installments beginning on the first anniversary of the grant date, March 4, 2012.

(8)	Represents options to purchase PBF LLC Series A Units, which vest in three equal annual installments beginning on the first anniversary of the grant date, June 29, 2013.

Option Exercises and Stock Vested in 2013

The following table provides information regarding the amounts received by our named executive officers upon exercise of options or similar instruments or the vesting of stock or similar instruments during the fiscal year ended December 31, 2013. All of the awards described in this table were for equity interests in PBF LLC.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas D. O’Malley	—	—	87,500	12,192,441
Thomas J. Nimbley	150,000	1,867,500	40,000	5,573,687
Matthew C. Lucey	28,379	355,878	15,000	2,090,133

(1)	The value realized on the exercise of PBF LLC equity interests is the amount that the fair value of Class A Common Stock on the date of exercise exceeds the exercise price of the PBF LLC warrants multiplied by the number of warrants exercised.

(2)	The awards described in this table represent PBF LLC Series B Units. The PBF LLC Series B Units are profits interests in PBF LLC. The amounts paid to the holders of PBF LLC Series B Units will reduce only the amounts otherwise payable to the PBF LLC Series A Units held by our sponsors, and will not reduce or otherwise impact any amounts payable to us, the holders of our Class A Common Stock or any other holder of PBF LLC Series A Units. The value is calculated based on the closing price of $28.41 per share of Class A Common Stock on June 1, 2013, the date of vesting.

Pension Benefits

The following table provides information regarding our named executive officers’ participation in our pension plans as of and for the fiscal year ended December 31, 2013.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas D. O’Malley	PBF Energy Pension Plan PBF Energy Restoration Plan	5 5	174,784 2,662,212	— —
Thomas J. Nimbley	PBF Energy Pension Plan PBF Energy Restoration Plan	3 3	113,207 972,503	— —
Matthew C. Lucey	PBF Energy Pension Plan PBF Energy Restoration Plan	5 5	133,781 480,143	— —
Todd O’Malley	PBF Energy Pension Plan PBF Energy Restoration Plan	2 2	70,867 121,907	— —
Paul Davis	PBF Energy Pension Plan PBF Energy Restoration Plan	1 1	48,962 51,147	— —

The PBF Energy Pension Plan is a funded, tax-qualified, non-contributory defined benefit plan covering all employees. The PBF Energy Restoration Plan is a non-qualified defined benefit plan designed to supplement the pension benefits for employees that have earnings above the IRS benefit plan compensation limits. The Pension Plan and the Restoration Plan are structured as cash balance plans wherein each participant’s account is credited monthly with an interest credit and annually with a pay credit. Changes in the value of these plans’ investments do not directly impact the benefit amounts promised to each participant under the plans.

At the end of each plan year, the Pension Plan provides for an annual pay credit equal to between 7% and 11% of pensionable earnings below the Social Security Wage Base and a pay credit of 14% on pensionable earnings above the Social Security Wage Base but below the Internal Revenue Service benefit plan compensation limit. The Restoration Plan provides for an annual pay credit equal to 14% on pensionable earnings in excess of Internal Revenue Service benefit plan compensation limits. In addition, on a monthly basis, the plans provide for an interest credit utilizing the prior year’s October 30-year Treasury Constant Maturity rate. For 2013, the interest crediting rate was 4.55%. Normal retirement age under the plans is attained at age 65.

Potential Payments Upon Termination Occurring on December 31, 2013, Including in Connection With a Change In Control

The table below provides our best estimate of the amounts that would be payable (including the value of certain benefits) to each of our named executive officers had a termination hypothetically occurred on December 31, 2013 under various scenarios, including a termination of employment associated with a Change In Control. The table does not include payments or benefits under arrangements available on the same basis generally to all other eligible employees of PBF. The potential payments were determined under the terms of each named executive officer’s employment in effect on December 31, 2013, and in accordance with our plans and arrangements in effect on December 31, 2013. We also retain the discretion to provide additional payments or benefits to any of our named executive officers upon any termination of employment or Change in Control. The estimates below exclude the value of any Accrued Rights, as described in footnote 1 below, as any such amounts have been assumed to have been paid current at the time of the termination event. Under the terms of a named executive officer’s employment agreement, if applicable, the executive is precluded under certain circumstances from competing with us for a period of six months post-termination, and must enter into a release of claims in order to receive the severance described below.

	Termination (a) for Cause, (b) without Good Reason or (c) due to non- renewal by the executive ($)(1)	Termination (other than in connection with a Change in Control), (a) without Cause (other than by reason of death or disability) by us, (b) for Good Reason or (c) due to non- renewal by us ($)(2)	Termination in connection with a Change in Control ($)(3)	Death or Disability ($)(4)
Thomas D. O’Malley
Cash severance payment	—	2,250,000	4,485,000	750,000
Cash bonus (5)	—	—	—	1,500,000
Continuation of health benefits (6)	—	—	—	—
Accelerated equity (7)	—	2,603,400	2,603,400	2,603,400

Thomas J. Nimbley
Cash severance payment	—	1,125,000	2,242,500	375,000
Cash bonus (5)	—	—	—	750,000
Continuation of health benefits (6)	—	—	—	—
Accelerated equity (7)	—	742,750	742,750	742,750

Matthew C. Lucey
Cash severance payment	—	675,000	1,345,000	225,000
Cash bonus (5)	—	—	—	450,000
Continuation of health benefits (8)	—	26,800	52,111	—
0Accelerated equity (7)	—	378,400	378,400	378,400

Todd O’Malley (9)
Cash severance payment	—	—	—	—
Cash bonus	—	—	—	—
Continuation of health benefits	—	—	—	—
Accelerated equity (10)	—	—	773,373	773,373

Paul Davis (9)
Cash severance payment	—	—	—	—
Cash bonus	—	—	—	—
Continuation of health benefits	—	—	—	—
Accelerated equity (10)	—	—	707,023	707,023

(1)

Termination for Cause, without Good Reason or due to non-renewal by the executive. In the event the executive is terminated by us for Cause, the executive terminates his employment without Good Reason or the executive does not renew his employment with us at the end of his current term, the executive will be entitled to: (1) receive accrued, but unpaid salary through the date of termination; (2) receive any earned, but unpaid portion of the previous year’s cash bonus; (3) receive unreimbursed business expenses; (4) receive applicable benefits; and (5) except in the event of a termination for Cause, exercise any vested options in accordance with the terms of the long term incentive plan, or collectively, the “Accrued Rights.”

“Good Reason” as defined in the employment agreements means, without the executive’s consent (A) the failure of the company to pay or cause to be paid the executive’s base salary or cash bonus, if any, when due, (B) any adverse, substantial and sustained diminution in the executive’s authority or responsibilities by the company from those described in the employment agreement, (C) the company requiring a change in the location for performance of the executive’s employment responsibilities to a location more than 50 miles from the company’s office (not including ordinary travel during the regular course of employment) or (D) any other action or inaction that constitutes a material breach by the company of the employment agreement; provided, that the events described in clauses (A), (B), (C) and (D) shall constitute “Good Reason” only if the company fails to cure such event within 20 days after receipt from the executive of written notice of the event which constitutes “Good Reason”; provided, further, that “Good Reason” shall cease to exist for an event described in clauses (A), (B), (C) and (D) on the 90th day following the later of its occurrence or the executive’s knowledge thereof, unless the executive has given the company written notice thereof prior to such date.

“Cause” as defined in the employment agreements includes the following: (A) the executive’s continued willful failure to substantially perform his duties (other than as a result of a disability) for a period of 30 days following written notice by the company to the executive of such failure, (B) the executive’s conviction of, or plea of nolo contendere to a crime constituting a misdemeanor involving moral turpitude or a felony, (C) the executive’s willful malfeasance or willful misconduct in connection with the executive’s duties under the employment agreement, including fraud or dishonesty against the company, or any of its affiliates, or any act or omission which is materially injurious to the financial condition or business reputation of the company, or any of its affiliates, other than an act or omission that was committed or omitted by the executive in the good faith belief that it was in the best interest of the company, (D) a breach of the executive’s representations and warranties in such employment agreement, or (E) the executive’s breach of the non-competition, non-solicitation, non-disparagement or non-disclosure provisions of the employment agreement.

(2)	Termination (other than in connection with a Change in Control as described below), without Cause (other than by reason of death or disability) by us, for Good Reason or due to non-renewal by us. In the event the executive is terminated during the term of employment (other than in connection with a Change in Control as described in footnote (3) below), without Cause (other than by reason of death or disability) by us, for Good Reason or due to non-renewal by us, the executive will be entitled to: (1) the Accrued Rights; (2) a cash lump sum payment equal to 1.5 times base salary; and (3) the continuation of certain health benefits for 18 months.

(3)	Termination in connection with a Change in Control. In the event the executive is terminated by us without Cause (other than by reason of death or disability), resigns with Good Reason or we elect not to renew the executive’s employment term, in each case six months prior to or within one year subsequent to the consummation of a Change in Control, the executive will be entitled to: (1) the Accrued Rights; (2) a cash lump sum payment equal to 2.99 times the executive’s salary in effect on the date of termination; (3) immediate vesting and exercisability of outstanding options or other grants under the long term incentive plans, warrants and PBF LLC Series B Units; and (4) the continuation of certain health benefits for two years and 11 months.

A “Change In Control” as defined in the employment agreements means:

•	any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (other than one or more of the Excluded Entities (as defined below)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (including by way of merger, consolidation or otherwise);
•	the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any “person” or “group” (other than one or more of the Excluded Entities);
•	a merger, consolidation or reorganization (other than (x) with or into, as applicable, any of the Excluded Entities or (y) in which our stockholders, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization);
•	our complete liquidation or dissolution; or
•

other than as expressly provided for in the stockholders’ agreement with Blackstone and First Reserve, during any period of two consecutive years, individuals who at the beginning of such period constituted our Board (together with any new directors whose election by such board or whose nomination for election was approved by a vote of a majority of our directors then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) (the “Incumbent Board”) cease for any reason to constitute a majority of the Board then in office; provided that, any director appointed or elected to the Board to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an individual on the Incumbent Board.

For purposes of the definition of Change In Control, “Excluded Entity” means any of the following: (A) Blackstone; (B) First Reserve; (C) us and any entities of which a majority of the voting power of its voting equity securities and equity interests is owned directly or indirectly by us; and (D) any employee benefit plan (or trust forming a part thereof) sponsored or maintained by any of the foregoing.

(4)	Death or Disability. In the event of death or disability, the named executive officer’s estate or the executive, as applicable, will be entitled to receive: (1) the Accrued Rights; (2) a pro rata portion of the executive’s target annual cash bonus for the year in which such death or disability occurs; and (3) a cash lump sum payment equal to the greater of (A) one-half of the executive’s annual salary as in effect on the date of termination or (B) one-half of the aggregate amount of the executive’s salary that the executive would have received had the full term of employment occurred under the employment agreement. The amounts shown in this column as the cash severance payment represent one-half of the executive’s annual salary as of December 31, 2013. The actual amount payable upon death or disability could vary.

(5)	These amounts are equal to one times the named executive officer’s base salary for 2013.

(6)	Messrs. O’Malley and Nimbley would not have been eligible to receive any continued medical benefits from us as of December 31, 2013, as they were not covered by our medical plans. Our obligation to provide continuation coverage for these named executive officers may change in future years.

(7)	In connection with a termination without cause by us or for good reason by the executive or due to non-renewal by us, these amounts reflect for all of the named executive officers the value of the accelerated vesting and exercisability of their options to purchase Class A Common Stock and for Mr. M. Lucey the value of the accelerated vesting of options to purchase PBF LLC Series A Units as of December 31, 2013.

(8)	The continued health benefits cost for each of Mr. Lucey is based on our cost for his benefits as of December 31, 2013.

(9)	As of December 31, 2013, upon Mr. Todd O’Malley’s or Mr. Davis’ termination for any reason other than for Cause, he is entitled to: (1) receive accrued, but unpaid salary through the date of termination; (2) receive any earned, but unpaid portion of the previous year’s cash bonus; (3) receive unreimbursed business expenses; and (4) exercise any options in accordance with the terms of the applicable grant agreements. Effective April 1, 2014, Messrs. O’Malley and Davis entered into employment agreements as described above under “—Employment Agreements” that will provide each of them with termination benefits that are equal to those of the other named executive officers.

(10)	In connection with a termination in connection with a Change in Control or in the event of Death or Disability, these amounts reflect for the named executive officers the value of the accelerated vesting and exercisability of the options to purchase Class A Common Stock and the value of the accelerated vesting of options to purchase PBF LLC Series A Options.

DIRECTOR COMPENSATION

Directors who are also our employees or employees of Blackstone or First Reserve receive no separate compensation for service on our Board of Directors or committees thereof. Our remaining non-employee directors are entitled to receive director fees as determined by the Compensation Committee. We reimburse all of our directors who are not Blackstone or First Reserve employees for customary expenses incurred in connection with attending meetings of our Board of Directors and committees thereof.

During 2013, the non-employee directors who were not employees of our sponsors (Messrs. Abraham, Allen, Houston and Kosnik) were entitled to receive an annual cash retainer of $100,000, payable quarterly, and $1,500 for each board and committee meeting attended and were each granted an additional $100,000 equity award consisting of 2,614 restricted shares of Class A Common Stock, which vest in four equal annual installments starting on the first anniversary of the date of grant, subject to acceleration under certain circumstances. Mr. Allen received an additional annual retainer of $10,000, which was increased to $20,000 during the year, for his role as chairman of the Audit Committee in 2013.

The following table summarizes all compensation for non-employee directors for the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Spencer Abraham	122,500	100,000	222,500
Jefferson F. Allen	145,562	100,000	245,562
Dennis M. Houston	119,500	100,000	219,500
Edward Kosnik	105,459	100,000	205,459

(1)	The amounts set forth in this column represent the grant date fair value of restricted Class A Common Stock, which vest in four equal annual installments starting on the first anniversary of the date of grant, subject to acceleration under certain circumstances.

Mr. Budd was elected as an independent director in February 2014 and will be paid, on a quarterly basis, an annual cash retainer of $100,000 and was granted a $100,000 equity award in the form of 4,040 restricted shares of Class A Common Stock, which vest in four equal annual installments starting on the first anniversary of the date of grant, subject to acceleration under certain circumstances.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Each of the related party transactions described below was negotiated on an arm’s length basis. We believe that the terms of such agreements are as favorable as those we could have obtained from parties not related to us.

Our Historical Relationship with Blackstone and First Reserve

Since PBF LLC’s formation, each of Blackstone and First Reserve purchased an aggregate of 44,861,169 PBF LLC Series A Units at a purchase price of $10.00 per unit, or an aggregate purchase price for each of approximately $448.6 million. Blackstone and First Reserve control ownership interests in a broad range of companies. We have entered into commercial transactions on arm’s length terms in the ordinary course of business with certain of these companies, including for the purchase of goods and services.

Investments in PBF LLC

Many of our named executive officers, one of our directors and certain other employees were provided with the opportunity prior to the IPO to purchase PBF LLC Series A Units and non-compensatory warrants to purchase PBF LLC Series A Units. The number of units and warrants offered for purchase were based upon the individual’s position and other relevant factors, and approved by the board of directors of PBF LLC. The table below sets forth the number of PBF LLC Series A Units and non-compensatory warrants to purchase PBF LLC Series A Units purchased and the price paid therefore directly or indirectly by our named executive officers and one of our directors since the beginning of fiscal year 2008 (without taking into account any PBF LLC Series A Units acquired at the time of our initial public offering upon exercise of the noncompensatory warrants).

Name	Aggregate Purchase Price ($)	Series A Units (#)	Non-Compensatory Warrants for the Purchase of Series A Units (1)(2) (#)
Thomas D. O’Malley	17,078,879	1,707,888	1,815,380	(3)
Executive Chairman of the Board of Directors
Thomas J. Nimbley	2,250,000	225,000	300,000	(4)
Chief Executive Officer
Matthew C. Lucey	135,000	13,500	17,319	(5)
Executive Vice President (formerly Senior Vice President, Chief Financial Officer)
Todd O’Malley	150,000	15,000	21,000	(6)
Senior Vice President and Chief Commercial Officer
Paul Davis	—	—	—
Vice President, Crude and Feedstocks
Jefferson F. Allen	750,000	75,000	70,000	(7)
Director

(1)	Each non-compensatory warrant for the purchase of PBF LLC Series A Units has an exercise price of $10.00 per unit and is immediately exercisable for a ten-year period.
(2)	In connection with the purchase of PBF LLC Series A Units and warrants, compensatory warrants for the purchase of Series A Units were also granted to each of these persons. See “Executive Compensation—Outstanding Equity Awards at 2013 Fiscal Year-End.”
(3)	In connection with the IPO in 2012, Mr. O’Malley exercised all of his non-compensatory warrants on a cashless basis for an additional 1,117,157 PBF LLC Series A Units. Does not include units purchased by Mr. O’Malley’s son, in accordance with applicable SEC rules.
(4)	In connection with the IPO in 2012, Mr. Nimbley exercised all of non-compensatory warrants to purchase an additional 300,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $3,000,000.

(5)	In connection with the IPO in 2012, Mr. Lucey exercised all of his non-compensatory warrants to purchase an additional 17,319 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $173,190.
(6)	In connection with the IPO in 2012, Mr. O’Malley exercised all of non-compensatory warrants to purchase an additional 21,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $210,000.
(7)	In connection with the IPO in 2012, Mr. Allen exercised all of his non-compensatory warrants to purchase an additional 21,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $210,000.

IPO Related Agreements

In connection with our IPO, we entered into various agreements governing the relationship among us, PBF LLC, Blackstone, First Reserve, our executive officers and certain of our directors and the other pre-IPO owners of PBF LLC. The following is a description of the material terms of these agreements, which description is qualified in its entirety by reference to the full text of the agreements which are filed with the SEC as exhibits to our periodic reports.

Stockholders’ Agreement

In connection with our IPO, we entered into a stockholders’ agreement with Blackstone and First Reserve, which initially provided that our Board would have nine directors, of whom three would be designees of Blackstone and three would be designees of First Reserve. In February 2014, Blackstone, First Reserve and the Company amended the stockholders’ agreement to allow the size of the Board to be up to ten directors. Under the stockholders’ agreement, each of Blackstone and First Reserve initially had the right to nominate three directors to our board of directors so long as it owned 25% or more of the voting power of all shares of our capital stock entitled to vote generally in the election of directors, two directors for so long as it owned 15% or more, but less than 25% of the voting power, and one director so long as it owned 7.5% or more, but less than 15% of the voting power. Each of Blackstone and First Reserve would lose its right to nominate any directors to our Board once it owned less than 7.5% of our voting power. As of April 1, 2014, Blackstone owned more than 15% but less than 25% of our voting power, entitling it to designate two directors, while First Reserve owned less than 7.5% and was no longer entitled to nominate any directors under the stockholder’s agreement. First Reserve has agreed to vote its shares in favor of Blackstone’s nominees to our Board and to otherwise take actions to maintain board structure consistent with the stockholders agreement. Blackstone has the right to cause us to remove, with or without cause, any director designated by it and to replace such removed director. Blackstone also has the right, subject to the equity ownership requirements, to replace any director designated by it who dies, becomes disabled, retires, resigns or is otherwise removed. We have agreed to use our best efforts to cause any designated replacements to be elected to the Board. In addition, in the event that a director designated by Blackstone serves simultaneously on the board of directors (or similar governing body) of any other company engaged in the crude oil refining business in North America, unless our Board otherwise requests or the designee resigns from the board of directors of such competitor, such designee shall resign from our Board or otherwise be removed. Further, the stockholders’ agreement grants to Blackstone, so long as it owns at least 7.5% of the voting power and maintains a designee on its board of directors, certain customary rights to receive information upon request, subject to their agreement to keep such information confidential and not to use it for any purpose other than in connection with their investment in us, and requires us to undertake certain actions in order to allow Blackstone to qualify as “venture capital operating companies” under ERISA if so required.

PBF LLC Amended and Restated Limited Liability Company Agreement

In connection with our initial public offering, the limited liability company agreement of PBF LLC was amended and restated. The amended and restated limited liability company agreement established the PBF LLC Series C Units, which are held solely by us and described further below, and provides that we are the sole managing member of PBF LLC. Accordingly, we control all of the business and affairs of PBF LLC and its operating subsidiaries.

At December 31, 2013, we owned 39,665,473 PBF LLC Series C Units, Blackstone and First Reserve each owned 25,902,327 PBF LLC Series A Units, the remaining pre-IPO owners of PBF LLC, including Mr. O’Malley, owned 5,373,933 PBF LLC Series A Units, and our independent directors held 23,088 restricted

PBF LLC Series A Units. In addition, there are 1,000,000 PBF LLC Series B Units issued and outstanding, all of which are held by certain of our officers and a former officer. The PBF LLC Series B Units are profits interests which entitle the holders to participate in the profits of PBF LLC after the date of issuance. At December 31, 2013, certain of the pre-IPO owners of PBF LLC and other employees held options and warrants to purchase an additional 909,498 PBF LLC Series A Units at a weighted average exercise price of $10.48 per unit, of which 613,666 were vested and exercisable. In the January Secondary Offering, Blackstone and First Reserve each exchanged 7,500,000 PBF LLC Series A Units for an equivalent number of shares of Class A Common Stock which were then sold, and in the March Secondary Offering, First Reserve exchanged 15,000,000 Series A Units for an equivalent number of shares of Class A Common Stock which were then sold, reducing their ownership of PBF LLC Series A Units to 18,402,327 units and 3,402,327 units, respectively, and increasing our ownership of PBF LLC Series C Units to 69,669,515, in each case as of March 26, 2014.

Under the amended and restated limited liability company agreement of PBF LLC, the PBF LLC Series A Units are held solely by the pre-IPO owners of PBF LLC (and their permitted transferees) and the PBF LLC Series C Units are held solely by us and rank on parity with the PBF LLC Series A Units as to distribution rights, voting rights and rights upon liquidation, dissolution or winding up. We, as the managing member, have the right to determine the timing and amount of any distributions to be made to holders of PBF LLC Series A Units and PBF LLC Series C Units. Profits and losses of PBF LLC are allocated, and all distributions generally made, pro rata to the holders of PBF LLC Series A Units (subject, under certain circumstances described below, to the rights of the holders of PBF LLC Series B Units) and PBF LLC Series C Units. In addition, any PBF LLC Series A Units acquired by us from the pre-IPO owners of PBF LLC, in accordance with the exchange agreement, will automatically, and without any further action, be reclassified as PBF LLC Series C Units in connection with such acquisition.

The holders of limited liability company interests in PBF LLC, including us, generally have to include for purposes of calculating their U.S. federal, state and local income taxes their share of any taxable income of PBF LLC. Taxable income of PBF LLC generally is allocated to the holders of units (including us) pro rata in accordance with their respective share of the net profits and net losses of PBF LLC. In general, PBF LLC is required to make periodic tax distributions to the members of PBF LLC, including us, pro rata in accordance with their respective percentage interests for such period (as determined under the amended and restated limited liability company agreement of PBF LLC), subject to available cash and applicable law and contractual restrictions (including pursuant to our debt instruments) and based on certain assumptions. Generally, these tax distributions will be an amount equal to our estimate of the taxable income of PBF LLC for the year multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses). If, with respect to any given calendar year, the aggregate periodic tax distributions were less than the actual taxable income of PBF LLC multiplied by the assumed tax rate, PBF LLC will make a “true up” tax distribution, no later than March 15 of the following year, equal to such difference, subject to the available cash and borrowings of PBF LLC.

The amended and restated limited liability company agreement of PBF LLC also provides that substantially all expenses incurred by or attributable to us and our management of PBF LLC other than our obligations under the tax receivable agreement, our income tax expenses and payments on indebtedness incurred by us will be paid by PBF LLC.

Summary of PBF LLC Series B Units

The PBF LLC Series B Units are profits interests held by certain of our officers which had no taxable value at the date of issuance, have no voting rights and are designed to increase in value only after our sponsors achieve certain levels of return on their investment in PBF LLC Series A Units. Under the amended and restated limited liability company agreement of PBF LLC, distributions initially are made to the holders of PBF LLC Series A

Units and PBF LLC Series C Units in proportion to the number of units owned by them. Once the sponsors receive a full return of their aggregate amount invested with respect to their PBF LLC Series A Units, distributions and other payments made on account of the PBF LLC Series A Units held by our sponsors then will be shared by our sponsors with the holders of PBF LLC Series B Units. Accordingly, the amounts paid to the holders of PBF LLC Series B Units will reduce only the amounts otherwise payable on account of the PBF LLC Series A Units held by our sponsors, and will not reduce or otherwise impact any amounts payable to us (as the holder of PBF LLC Series C Units), the holders of our Class A Common Stock or any other holder of PBF LLC Series A Units. However, our consolidated statements of operations and comprehensive income (loss) reflect non-cash charges for compensation related to the PBF LLC Series B Units. As of March 25, 2014, there are 1,000,000 fully vested PBF LLC Series B Units issued and outstanding, which are held as follows: Thomas O’Malley—350,000 (35%); Thomas Nimbley—160,000 (16%); Matthew Lucey—60,000 (6%); and other current and former officers—430,000 (43%). All distributions to the holders of PBF LLC Series B Units will be made pro rata in accordance with their percentage interest. The amended and restated limited liability company agreement of PBF LLC provides that no holder of PBF LLC Series B Units was entitled to receive any distributions made by PBF LLC (other than certain tax distributions) until each of our sponsors holding PBF LLC Series A Units received the aggregate amount invested for such PBF LLC Series A Units.

All amounts received, directly or indirectly, by our sponsors and the holders of PBF LLC Series B Units (and each of their successors and permitted transferees) in connection with their holding of units, including amounts received upon the sale of, or as a result of the ownership of, shares of Class A Common Stock following an exchange of units pursuant to the exchange agreement, upon a transfer of units by our sponsors to an unrelated third party or upon an in-kind distribution to their limited partners, pursuant to the tax receivable agreement or as a result of any assignment or transfer of any rights or entitlements thereunder, or otherwise as a result of such holder’s ownership of PBF LLC Series A Units are treated as being distributed, and treated as a distribution, for purposes of determining the amounts payable to the holders of PBF LLC Series B Units. Any payments required to be made to the holders of PBF LLC Series B Units by our sponsors shall be made in cash. Payments made to any of our sponsors pursuant to the tax receivable agreement are taken into account for purposes of satisfying the applicable sharing thresholds of the holders of PBF LLC Series B Units under the amended and restated limited liability company agreement of PBF LLC. All distributions under the amended and restated limited liability company agreement are treated as being distributed in a single distribution. Accordingly, if multiple distributions are made, the holders of PBF LLC Series B Units shall be entitled to share in the distributions at the highest then applicable sharing percentage, and if such holders have received prior distributions at a lower sharing percentage, such holders shall be entitled to a priority catch-up distribution at the applicable higher sharing percentage before any further amounts are distributed to such holders of PBF LLC Series A Units. Any amounts received by holders of PBF LLC Series B Units as tax distributions made by PBF LLC shall be treated as an advance on and shall reduce further distributions to which such holder otherwise would be entitled to under the agreement.

If the employment of a holder of PBF LLC Series B Units is terminated by us for any reason other than due to death, disability or retirement, our sponsors will have the right to purchase for cash all or part of the holder’s PBF LLC Series B Units for the fair market value of such units as of the purchase date. In addition, upon the death or disability of a holder of PBF LLC Series B Units, the holder (or his representatives) will have the right to sell to our sponsors, and our sponsors will be required to purchase (pro rata), all of the holder’s PBF LLC Series B Units for the fair market value of such units as of the purchase date, with the purchase price payable, at the election of the purchaser, in cash or by delivery of PBF LLC Series A Units held by the purchaser.

As of June 12, 2013, each of Blackstone and First Reserve received the full return of its aggregate amount invested for its PBF LLC Series A Units. Since January 1, 2013, in connection with the secondary offerings of Class A Common Stock by Blackstone and First Reserve that occurred in June 2013, January 2014 and March 2014, and quarterly dividends and distributions and tax distributions paid, the holders of PBF LLC Series B Units

(in their capacity as such) received the following amounts: Thomas D. O’Malley—$26.6 million; Thomas J. Nimbley—$12.2 million; Matthew C. Lucey—$4.6 million; and other current and former officers—$32.6 million. In addition, the holders of PBF LLC Series B Units are entitled to certain payments in the future under the tax receivable agreement arising as a result of the prior exchanges by Blackstone and First Reserve.

Exchange Agreement

Pursuant to an exchange agreement, the pre-IPO owners of PBF LLC (and certain permitted assignees thereof and holders who acquire PBF LLC Series A Units upon the exercise of certain warrants) may from time to time (subject to the terms of the exchange agreement), cause PBF LLC to exchange their PBF LLC Series A Units for shares of our Class A Common Stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications, and further subject to the rights of the holders of PBF LLC Series B Units to share in a portion of the profits realized by our sponsors upon the sale of the shares of our Class A Common Stock received by them upon such exchange. The exchange agreement also provides that, subject to certain exceptions, holders do not have the right to cause PBF LLC to exchange PBF LLC Series A Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements to which we may be subject, and that we may impose on exchange rights additional restrictions that we determine to be necessary or advisable so that PBF LLC is not treated as a “publicly traded partnership” for United States federal income tax purposes. As a holder exchanges its PBF LLC Series A Units, our interest in PBF LLC will be correspondingly increased.

Registration Rights Agreement

Pursuant to an amended and restated registration rights agreement with each of the pre-IPO owners of PBF LLC, we have granted them and their affiliates and permitted transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A Common Stock delivered in exchange for PBF LLC Series A Units or otherwise beneficially owned by them. Under the registration rights agreement, we agreed, beginning after the expiration of the lock-up period agreed to with the underwriters in connection with the IPO, to make available a shelf registration statement to register the exchange by the pre-IPO owners of PBF LLC of PBF LLC Series A Units for shares of our Class A Common Stock and the resale by them of shares of Class A Common Stock into the market from time to time. In addition, each of the pre-IPO owners of PBF LLC will have the ability to exercise certain piggyback registration rights in respect of shares of our Class A Common Stock held by them in connection with registered offerings requested by other registration rights holders or initiated by us. Finally, the pre-IPO owners of PBF LLC have the right to require us to cooperate with them in disposing of their shares of our Class A Common Stock in an underwritten public offering if the gross proceeds from such offering are reasonably anticipated to be at least $25 million, provided that we shall not have to undertake an underwritten public offering more than twice in any 365-day period or sooner than 120 days from the closing of any other underwritten public offering for which the pre-IPO owners of PBF LLC had piggyback registration rights, and each of Blackstone and First Reserve shall be entitled to request no more than four underwritten public offerings in the aggregate. We currently have an effective shelf registration statement covering the resale of up to 6,310,055 shares of our Class A Common Stock issued or issuable to certain holders of Series A LLC Units (other than Blackstone and First Reserve), which shares may be sold from time to time in the public markets.

Tax Receivable Agreement

The holders of PBF LLC Series A Units may from time to time (subject to the terms of the exchange agreement) cause PBF LLC to exchange their remaining PBF LLC Series A Units for shares of our Class A Common Stock on a one-for-one basis. PBF LLC (and each of its subsidiaries classified as a partnership for federal income tax purposes) intends to make an election under Section 754 of the Code effective for each taxable year in which an exchange of PBF LLC Series A Units for shares of our Class A Common Stock occurs. The purchase of PBF

LLC Series A Units and exchanges of PBF LLC Series A Units for shares of Class A Common Stock are expected to result with respect to PBF in increases, that otherwise would not have been available, in the tax basis of the assets of PBF LLC. These increases in tax basis may reduce the amount of tax that PBF would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

We entered into a tax receivable agreement with the holders of PBF LLC Series A Units and PBF LLC Series B Units (and certain permitted assignees thereof and holders who acquire PBF LLC Series A Units upon the exercise of certain warrants) that provides for the payment from time to time by PBF to such persons of 85% of the amount of the benefits, if any, that PBF is deemed to realize as a result of (i) these increases in tax basis and (ii) certain other tax benefits related to us entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of PBF and not of PBF LLC or any of its subsidiaries.

For purposes of the tax receivable agreement, subject to certain exceptions noted below, the benefit deemed realized by PBF generally is computed by comparing the actual income tax liability of PBF (calculated with certain assumptions) to the amount of such taxes that PBF would have been required to pay had there been no increase to the tax basis of the assets of PBF LLC as a result of the purchase or exchanges of PBF LLC Series A Units and had PBF not derived any tax benefits in respect of payments made under the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless (i) certain changes of control occur as described below, (ii) PBF exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement or (iii) PBF breaches any of its material obligations under the tax receivable agreement in which case all obligations will generally be accelerated and due as if PBF had exercised its right to terminate the agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

•	the timing of any subsequent exchanges of PBF LLC Series A Units—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of PBF LLC at the time of each exchange;

•	the price of shares of our Class A Common Stock at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of PBF LLC is affected by the price of shares of our Class A Common Stock at the time of the exchange;

•	the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available; and

•	the amount and timing of our income—PBF generally will be required to pay 85% of the deemed benefits as and when deemed realized.

The amount and timing of PBF’s taxable income, which will affect the amount and timing of the realization of tax benefits that are subject to the tax receivable agreement, depend on numerous factors. For example, if 50% or more of the capital and profits interests in PBF LLC are transferred in a taxable sale or exchange within a period of 12 consecutive months, PBF LLC will undergo, for federal income tax purposes, a “technical termination” that could affect the amount of PBF LLC’s taxable income in any year and the allocation of taxable income among the members of PBF LLC, including PBF. If PBF does not have taxable income, PBF generally is not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been actually realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivable agreement.

We expect that the payments that we may make under the tax receivable agreement will be substantial. As of December 31, 2013, we have recognized a liability for the tax receivable agreement of $287.3 million reflecting our estimate of the undiscounted amounts that we expect to pay under the agreement due to exchanges that occurred prior to that date, and to range over the next five years from approximately $12.5 million to $34.6 million per year and decline thereafter. Future payments under the agreement by us in respect of subsequent exchanges would be in addition to these amounts and are expected to be substantial. The foregoing numbers are merely estimates—the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, (a) the payments under the tax receivable agreement exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement and/or (b) distributions to us by PBF LLC are not sufficient to permit us to make payments under the tax receivable agreement after we have paid our taxes and other obligations. In this regard, the tax receivable agreement gives us some flexibility to defer certain payment obligations that are in excess of our then available cash, but the period of any such deferral under the tax receivable agreement may not exceed two years. Such deferred payments would accrue interest at a rate of LIBOR plus 150 basis points. The payments under the tax receivable agreement are not conditioned upon any persons continued ownership of us.

In certain instances (as described in the following paragraph), payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual benefits realized in respect of the tax attributes subject to the tax receivable agreement.

The tax receivable agreement provides that upon certain changes of control, or if, at any time, PBF elects an early termination of the tax receivable agreement (or defaults in its obligations thereunder), PBF’s (or our successor’s) obligations with respect to exchanged or acquired PBF LLC Series A Units (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that (i) PBF would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement and (ii) that the subsidiaries of PBF LLC will sell certain nonamortizable assets (and realize certain related tax benefits) no later than a specified date. Moreover, in each of these instances, PBF would be required to make an immediate payment equal to the present value (at a discount rate equal to LIBOR plus 100 basis points) of the anticipated future tax benefits (based on the foregoing assumptions). Accordingly, payments under the tax receivable agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the actual benefits PBF realizes in respect of the tax attributes subject to the tax receivable agreement. Assuming that the market value of a share of Class A Common Stock were to be equal to $31.46, the closing price on December 31, 2013, and that LIBOR were to be 1.85%, we estimate that the aggregate amount of these accelerated payments would have been approximately $716.0 million if triggered on such date. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity and there is no assurance that we will be able to finance these obligations.

Moreover, payments under the tax receivable agreement will be based on tax reporting positions determined in accordance with the tax receivable agreement. PBF will not be reimbursed for any payments previously made under the tax receivable agreement if the Internal Revenue Service subsequently disallows part or all of the tax benefits that gave rise to such prior payments. As a result, in certain circumstances, payments could be made under the tax receivable agreement that are significantly in excess of the benefits that PBF actually realizes in respect of (i) the increases in tax basis resulting from its purchases or exchanges of PBF LLC Series A Units and (ii) certain other tax benefits related to its entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement.

Decisions made by the pre-IPO owners of PBF LLC in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments required to be made under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability of the pre-IPO owners of PBF LLC without giving rise to any obligations to make payments under the tax receivable agreement.

Payments are generally due under the tax receivable agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 50 basis points from the due date (without extensions) of such tax return. However, PBF may defer payments under the tax receivable agreement to the extent it does not have available cash to satisfy its payment obligations under the tax receivable agreement as described above.

As described above, payment obligations to the holders of PBF LLC Series A Units and PBF LLC Series B Units under the tax receivable agreement are obligations of PBF and not obligations of PBF LLC, PBF Holding Company LLC, or PBF Holding, or any other subsidiary. However, because PBF is a holding company with no operations of its own, its ability to make payments under the tax receivable agreement is dependent on our subsidiaries’ ability to make future distributions. For example, specific provisions in the indenture governing the 8.25% senior secured notes due 2020 and issued by PBF Holding are expected to permit PBF Holding to make distributions that include amounts sufficient to allow PBF to make on-going payments under the tax receivable agreement and to make an accelerated payment in the event of a change of control (however, the indenture permits a distribution on account of such a change of control only so long as PBF Holding offers to purchase all of the notes outstanding at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon). PBF expects to obtain funding for its on-going payments under the tax receivable agreement by causing PBF Holding to make cash distributions to PBF LLC under the relevant provisions of the indenture, and PBF LLC will, in turn, distribute such amounts, generally as tax distributions, on a pro rata basis to its owners. If PBF’s share of the distributions received through these specific provisions of the indenture are insufficient to satisfy its obligations under the tax receivable agreement, it may cause PBF LLC, which in turn will cause PBF Holding, to make distributions in accordance with other provisions of the indenture in order to satisfy such obligations. Based on our estimates of PBF’s obligations under the tax receivable agreement as described above, the amount of distributions on account of PBF’s obligations under the tax receivable agreement are expected to be substantial.

Consulting Agreement with Fuel Strategies International

Pursuant to a consulting agreement, Fuel Strategies International, Inc., the principal of which is James P. O’Malley, the brother of Thomas D. O’Malley, the Executive Chairman of our Board of Directors and the father of Todd O’Malley, our SVP, Chief Commercial Officer, has provided us with monthly consulting services relating to our petroleum coke and commercial operations. The initial term of the agreement was effective from February 8, 2010 through May 1, 2010, after which time it became an evergreen contract automatically renewing for additional 30-day periods. A new consulting agreement with Fuel Strategies was effective in June 2013 which has a term through June 1, 2014, provided that the Company had the option to terminate at any time subject to the lump sum payment of $250,000 that was payable at the end of the term. In February 2014, the Company exercised its option to terminate the consulting agreement effective as of April 30, 2014. For the years ended December 31, 2013, 2012 and 2011 we paid $646,490, $903,390 and $461,675, respectively, to Fuel Strategies under this agreement.

Donald F. Lucey Release and Consulting Agreement

Effective January 31, 2014, Donald F. Lucey retired from his position as Executive Vice President with PBF Investments LLC, thereby terminating his employment with us. In connection with his retirement, PBF Investments LLC and Mr. Lucey entered into an agreement and release pursuant to which PBF Investments LLC has agreed to pay Mr. Lucey $937,500, which equals the amount calculated in accordance with Section 8(c) of his employment agreement less the total of the retainer fee payments ($29,167) under the consulting agreement with DF Lucey, LLC, a firm of which Mr. Lucey is the principal. The consulting agreement with DF Lucey, LLC was entered concurrent with the release and has a term through December 31, 2016, with an annual retainer fee of $10,000. The consulting agreement also contains a non-compete provision that remains in effect for 30 days following termination of the agreement. Consistent with the terms of the 2012 Equity Incentive Plan, the options that Mr. Lucey received for our Class A Common Stock will continue to vest during the term of his consulting agreement.

Private Aircraft

We have an agreement with Thomas D. O’Malley, our Executive Chairman of the Board, for the use of an airplane owned by 936MP, LLC, a Delaware limited liability company, owned by Mr. O’Malley. We pay a charter rate that is the lowest rate this aircraft is chartered to third-parties. Our Audit Committee reviews such usage of the airplane annually. For the years ended December 31, 2013, 2012 and 2011, we incurred charges of $1,274,150, $1,030,388, and $820,524, respectively, related to use of this plane.

Statement of Policy Regarding Transactions with Related Persons

All related person transactions will be approved by our Board, which has adopted a written policy that applies to transactions with related persons. For purposes of the policy, related person transactions include transactions, arrangements or relationships involving amounts greater than $120,000 in the aggregate in which we are a participant and a related person has a direct or indirect material interest. Related persons are deemed to include directors, director nominees, executive officers, owners of more than five percent of our common stock, or an immediate family member of the preceding group. The policy provides that our Audit Committee will be responsible for the review and approval or ratification of all related-person transactions.

Our Audit Committee will review the material facts of all related person transactions that require the committee’s approval and either approve or disapprove of the entry into the related person transaction, subject to certain exceptions described below. The policy prohibits any of our directors from participating in any discussion or approval of a related person transaction for which such director is a related person, except that such director is required to provide all material information concerning the interested transaction to the committee. As part of its review and approval of a related person transaction, the Committee will consider whether the transaction is made on terms no less favorable than terms that would be generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related-person’s interest in the transaction and any other matters the committee deems appropriate.

Our related person transactions policy does not apply to: (1) employment of executive officers if the compensation is disclosed in the proxy statement or approved by the Compensation Committee; (2) director compensation that is disclosed in the proxy statement; (3) pro rata payments arising solely from the ownership of our equity securities; (4) certain indebtedness arising from ordinary course transactions or with owners of more than five percent of our common stock; (5) transactions where the rates or charges are determined by competitive bids; (6) certain charitable contributions; (7) regulated transactions; and (8) certain financial services.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITOR

(Item 2 on the Proxy Card)

The Audit Committee of the Board determined on February 10, 2014, to engage Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Deloitte also served as PBF’s independent registered public accounting firm for fiscal years ended December 31, 2013 and 2012 and as PBF LLC’s independent registered public accounting firm for fiscal year ended December 31, 2011.

The Board requests stockholder approval of the following resolution adopted by the Audit Committee and the Board.

“RESOLVED, that the appointment of the firm of Deloitte LLP as PBF’s independent registered public accounting firm for the purpose of conducting an audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of PBF and its subsidiaries for the fiscal year ending December 31, 2014 is hereby approved and ratified.”

The Board recommends that the stockholders vote “FOR” the proposal to ratify the appointment of Deloitte as PBF’s independent registered public accounting firm for 2014. Proxies will be voted FOR approval of the proposal unless otherwise specified.

The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2014 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

Representatives of Deloitte are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to them in writing prior to the Annual Meeting. The representatives may also make a statement if they desire to do so.

DELOITTE FEES FOR FISCAL YEARS 2013 AND 2012

The following table presents fees billed for the years ended December 31, 2013 and 2012 for professional services performed by Deloitte.

	2013	2012

Audit Fees(1)	$3,237,459	$2,282,875

Audit-Related Fees(2)	1,433,606	1,289,735

Tax Fees(3)	31,916	848,892

All Other Fees	—	—

Total	$4,702,981	$4,421,502

(1)	For 2013, “Audit Fees” represents fees for professional services provided in connection with the audits of the PBF and PBF Holding annual financial statements included in the 2013 Annual

Reports on Form 10-K. This also includes reviews of the 2013 interim financial statements of PBF Energy and PBF Holding. For 2012, “Audit Fees” represents fees for professional services provided in connection with the audits of the PBF and PBF Holding annual financial statements included in their respective 2012 Annual Reports on Form 10-K. This also includes reviews of the 2012 interim financial statements of PBF Holding and PBF LLC, our predecessor for accounting purposes.

(2)	For 2013, represents fees for professional services rendered in connection with the filing of multiple registration statements on Form S-1 and Form S-3, audits performed as part of registration statement filings in connection with a potential initial public offering of common units of PBF Logistics LP, and consultations on accounting issues. For 2012, “Audit-Related Fees” represents fees for professional services rendered in connection with the initial public offering of PBF, the PBF Holding senior secured notes offering and consultations on complex accounting issues.

(3)	“Tax Fees” represents fees associated with tax services rendered for income tax planning, and sales, use and excise tax matters.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2013

Management is responsible for PBF’s internal controls and financial reporting process. Deloitte, PBF’s independent registered public accounting firm for the fiscal year ended December 31, 2013, is responsible for performing an independent audit of PBF’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and to issue its report thereon. The Audit Committee monitors and oversees these processes. The Audit Committee approves the selection and appointment of PBF’s independent registered public accounting firm and recommends the ratification of such selection and appointment to our Board.

The Audit Committee has reviewed and discussed PBF’s audited financial statements with management and Deloitte. The committee has discussed with Deloitte the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380 “Communication with Audit Committees”), as adopted by the PCAOB in Rule 3200T. The Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte that firm’s independence.

Based on the foregoing review and discussions and such other matters the Audit Committee deemed relevant and appropriate, the committee recommended to the Board that the audited financial statements of PBF be included in its Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Members of the 2013 Audit Committee:

Jefferson F. Allen, Chairman

Dennis Houston

Edward Kosnik

* The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any of PBF’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

GOVERNANCE DOCUMENTS AND CODE OF ETHICS

We adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, and controller. The code charges these officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC, and compliance with applicable laws, rules, and regulations. The Code also applies to all of our employees and directors.

We post the following documents on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investor Relations” section. A printed copy of any of these documents is available to any stockholder upon request. Requests for documents must be in writing and directed to PBF’s Secretary at the address indicated on the cover page of this proxy statement.

•	Code of Business Conduct and Ethics

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties may communicate with the Board, its non-management directors, or the Lead Director by sending a written communication addressed to “Board of Directors,” “Non-Management Directors,” or “Lead Director” in care of PBF’s Secretary at the address indicated on the cover page of this proxy statement. Additional requirements for certain types of communications are stated under the caption “Stockholder Nominations and Proposals” below.

STOCKHOLDER NOMINATIONS AND PROPOSALS

If you wish to submit a stockholder proposal to be included in our proxy statement for the 2015 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, we must receive your written proposal on or before December 5, 2014. Address the proposal to PBF’s Secretary at the address shown on the cover page of this proxy statement. The proposal must comply with Rule 14a-8, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

If you wish to present a stockholder proposal at the 2015 annual meeting of stockholders that is not the subject of a proposal pursuant to Rule 14a-8 of the Exchange Act, or if you wish to recommend to the Board’s Nominating and Corporate Governance Committee the nomination of a person for election to the Board, you must follow the procedures outlined in Article I, Section 12 of our bylaws. These procedures include the requirement that your proposal must be delivered to PBF’s Secretary at the address shown on the cover page of this proxy statement not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days from such anniversary date, your notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day we publicly announce the date of the 2015 annual meeting of stockholders.

Our bylaws are available in our SEC filings which can be accessed on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investor Relations” section. Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to PBF.

OTHER BUSINESS

If any matters not referred to in this proxy statement properly come before the Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the Annual Meeting.

FINANCIAL STATEMENTS

Consolidated financial statements and related information for PBF, including audited financial statements for the fiscal year ended December 31, 2013, are contained in PBF’s Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC. You may review this report on the internet as indicated in the Internet Availability Notice and through our website (www.pbfenergy.com in the “Investor Relations” section under “SEC Filings”).

HOUSEHOLDING

The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses, and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If your shares are held by an intermediary broker, dealer, or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you wish to revoke consent to householding obtained by a broker, dealer, or bank which holds shares for your account, you may contact your broker. If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, Proxy Statement and any accompanying documents, please contact American Stock Transfer & Trust Company, LLC and a separate copy will be sent to you promptly.

TRANSFER AGENT

American Stock Transfer & Trust Company, LLC serves as our transfer agent, registrar, and dividend paying agent with respect to our Class A Common Stock. Correspondence relating to any stock accounts, dividends, or transfers of stock certificates should be addressed to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Tel: 800-937-5449

ANNUAL MEETING OF STOCKHOLDERS OF

PBF ENERGY INC.

May 21, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2014:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/17860/

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢	00033333333300001000 7	052114

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES UNDER PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2013 Annual Report to Stockholders and instructs the proxies to vote as directed hereon.		1.	Election of Directors:	FOR	AGAINST	ABSTAIN
			Thomas D. O’Malley	☐	☐	☐
			Spencer Abraham	☐	☐	☐
			Jefferson F. Allen	☐	☐	☐
			Martin J. Brand	☐	☐	☐
			Wayne A. Budd	☐	☐	☐
			David I. Foley	☐	☐	☐
			Dennis M. Houston	☐	☐	☐
			Edward F. Kosnik	☐	☐	☐
		2.	The ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐
		3.	With discretionary authority upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

ANNUAL MEETING OF STOCKHOLDERS OF

PBF ENERGY INC.

May 21, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2014:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/17860/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	00033333333300001000 7	052114

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES UNDER PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2013 Annual Report to Stockholders and instructs the proxies to vote as directed hereon.		1.	Election of Directors:	FOR	AGAINST	ABSTAIN
			Thomas D. O’Malley	☐	☐	☐
			Spencer Abraham	☐	☐	☐
			Jefferson F. Allen	☐	☐	☐
			Martin J. Brand	☐	☐	☐
			Wayne A. Budd	☐	☐	☐
			David I. Foley	☐	☐	☐
			Dennis M. Houston	☐	☐	☐
			Edward F. Kosnik	☐	☐	☐
		2.	The ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐
		3.	With discretionary authority upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0                    ■

PBF ENERGY INC.

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas D. O’Malley and Jeffrey Dill, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of PBF Energy Inc. held of record by the undersigned on March 25, 2014, at the Annual Meeting of Stockholders to be held at the Governor Morris Inn, 2 Whippany Rd., Morristown, NJ 07960, on May 21, 2014, or any adjournment or postponement thereof, with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

(Continued and to be signed on the reverse side.)

■	14475 ■